Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MR. COOPER GROUP INC.,

HEISMAN MERGER SUB, INC.,

and

HOME POINT CAPITAL INC.

Dated as of May 10, 2023

i

Index of Defined Terms

401(k) Plans	54, A-1
Acceptable Confidentiality Agreement	47, A-1
Acquisition Sub	1, A-1
Action	A-1
Adverse Recommendation Change	48, A-1
Affiliate	A-1
Aggregate Merger Consideration	A-1
Agreement	1, A-1
Alternative Acquisition Agreement	47, A-1
Anti-Corruption Laws	A-1
Antitrust Laws	A-1
Applicable Requirements	32, A-1
Blue Sky Laws	A-1
Book-Entry Evidence	8, A-1
Business Day	A-2
Capitalization Date	14, A-2
CARES Act	A-2
Certificate of Merger	7, A-2
Closing	6, A-2
Closing Date	7, A-2
Code	A-2
Company	1, A-2
Company Benefit Plan	A-2
Company Bylaws	14, A-2
Company Cash on Hand	A-2
Company Charter	14, A-2
Company Common Stock	1, A-2
Company Custodial Account	33, A-2
Company Debt	55, A-2
Company Disclosure Documents	20, A-3
Company Disclosure Letter	A-3
Company Equity Awards	A-3
Company Equity Plan	A-3
Company ESPP	A-3
Company Impairment Effect	17, A-3
Company Intellectual Property Rights	25, A-3
Company Material Adverse Effect	A-3
Company Material Contract	27, A-4
Company Mortgage Loan	32, A-4
Company Option	A-4
Company Option Consideration	12, A-4
Company Permits	18, A-4
Company Preferred Stock	15, A-4
Company PSU	A-4
Company PSU Consideration	12, A-4

Company Recommendation	1, A-4
Company Related Escrow Account	33, A-4
Company Related Parties	60, A-4
Company RSU	A-5
Company RSU Consideration	12, A-5
Company SEC Documents	19, A-5
Company Securities	15, A-5
Company Stock Units	A-5
Company Systems	A-5
Competing Proposal	49, A-5
Confidentiality Agreement	A-5
Consent	17, A-5
Continuation Period	53, A-5
Continuing Employees	53, A-5
Contract	A-5
control	A-5
Converted Shares	8, A-5
COVID Measures	A-6
COVID-19	A-5
D&O Indemnified Parties	50, A-6
Data	A-6
Data Security Requirement	25, A-6
Debt Payoff Amount	55, A-6
Depository Agent	9, A-6
DGCL	A-6
Dissenting Shares	13, A-6
Effective Time	7, A-6
Enforcement Expenses	60, A-6
Environmental Laws	A-6
ERISA	A-6
ERISA Affiliate	A-6
Exchange Act	A-6
Exchange Fund	9, A-6
Excluded Shares	2, A-6
Existing D&O Insurance Policies	51, A-6
Expenses	A-7
Expiration Date	3, A-7
Final Offering Period	12, A-7
GAAP	A-7
Governmental Authority	A-7
Hazardous Materials	A-7
HL	30, A-7
HSR Act	A-7
Initial Expiration Date	3, A-7
Intellectual Property Rights	24, A-7
Intervening Event	48, A-7

v

IRS	A-7
Knowledge	A-7
Law	A-8
Leased Real Property	29, A-8
Lien	A-8
Maximum Amount	51, A-8
Merger	1, A-8
Merger Consideration	8, A-8
Merger Litigation	43, A-8
Minimum Condition	A-8, A-1
Mortgage Agency	18, A-8
Mortgage Loan	18, A-8
MSA PSA	A-8
NASDAQ	A-8
New Plans	54, A-8
Non-Material Licenses	27, A-8
Notice of Adverse Recommendation	49, A-8
Notice Period	49, A-8
Offer	1, A-8
Offer Acceptance Time	5, A-8
Offer Commencement Date	A-8
Offer Conditions	2, A-8
Offer Documents	4, A-8
Offer Price	1, A-8
Offer to Purchase	2, A-9
Old Plans	54, A-9
Order	A-9
Originator Carveout Agreement	A-9
Owned Real Property	29, A-9
Parent	1, A-9
Parent Material Adverse Effect	A-9
Parent Organizational Documents	A-9
Paying Agent	9, A-9
Paying Agent Agreement	9, A-9
Payoff Letter	55, A-9
Performance-Based Company Options	11, A-9
Permitted Lien	A-9
Person	A-10
Personal Information	A-10
Principal Stockholders	A-10
Process	A-10
PSA Servicing Rights	A-10
Regulatory Agencies	19, A-10
Release	A-10
Representatives	A-11
Sanctioned Country	A-11

Sanctioned Person	A-11
Sanctions and Export Control Laws	A-11
Sarbanes-Oxley Act	A-11
Schedule 14D-9	5, A-11
SEC	A-11
Secretary	7, A-11
Section 16 Officer	A-11
Securities Act	A-11
Security Incident	A-11
Servicing Agreement	18, A-11
Servicing Rights	32, A-11
Shares	1, A-11
Stockholder List Date	6, A-12
Subsidiary	A-12
Superior Proposal	50, A-12
Support Agreement	2, A-12
Surviving Corporation	1, A-12
Tail Coverage	51, A-12
Takeover Law	31, A-12
Tax	A-12
Tax Returns	A-12
Taxes	A-12
Taxing Authority	A-12
Termination Condition	A-13, A-2
Termination Date	58, A-13
Termination Fee	A-13
Third Party	A-13
Trade Controls	31, A-13
Transaction Litigation	A-13
Treasury Regulations	A-13
VDR	34, A-13

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 10, 2023 (this “Agreement”), is made by and among Mr. Cooper Group Inc., a Delaware corporation (“Parent”), Heisman Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Acquisition Sub”), and Home Point Capital Inc., a Delaware corporation (the “Company”).

W I T N E S E T H:

WHEREAS, Parent has agreed to cause Acquisition Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.0000000072 per share, of the Company (such shares, the “Shares” and such stock, the “Company Common Stock”), other than the Excluded Shares, for $2.33 per share, net to the seller in cash, without interest (such amount, or any higher amount per Share paid pursuant to the Offer, and as may be adjusted in accordance with Section 1.1(g), being the “Offer Price”), and subject to any required withholding of Taxes, upon the terms and subject to the conditions of this Agreement;

WHEREAS, as soon as practicable following the consummation of the Offer, Acquisition Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding Share as of the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Offer Price, in cash, without interest, and subject to any required withholding of Taxes, and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (v) resolved to recommend that the stockholders of the Company tender their Shares to Acquisition Sub pursuant to the Offer (the “Company Recommendation”), in each case, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of each of Parent and Acquisition Sub have unanimously approved this Agreement and declared it advisable for Parent and Acquisition Sub, respectively, to enter into this Agreement;

WHEREAS, Parent, Acquisition Sub and the Company acknowledge and agree that the Merger shall be effected pursuant to Section 251(h) of the DGCL and shall, subject to the satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the consummation of the Offer;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent and Acquisition Sub to enter into this Agreement, the Principal Stockholders are executing and delivering to Parent and Acquisition Sub a tender and support agreement (the “Support Agreement”), pursuant to which, among other things, each Principal Stockholder will agree, upon the terms and subject to the conditions set forth therein, to tender all of its Shares to Acquisition Sub in the Offer; and

WHEREAS, each of Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE OFFER

Section 1.1  The Offer.

(a)            Commencement of the Offer. Provided that this Agreement shall not have been validly terminated in accordance with Article VIII, as promptly as practicable after the date of this Agreement but in no event more than ten (10) Business Days, or such longer period as the parties hereto may mutually agree, after the date of this Agreement (subject to the Company having complied in all material respects with its obligations under Sections 1.1(e) and 1.2(b)), Acquisition Sub shall (and Parent shall cause Acquisition Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding Shares (other than Shares to be cancelled pursuant to Section 3.1(a) or Converted Shares (collectively, the “Excluded Shares”)), at a price per Share equal to the Offer Price, net to the seller in cash, without interest, and subject to any required withholding of Taxes in accordance with Section 3.2(g).

(b)            Terms and Conditions of the Offer. The obligations of Acquisition Sub to, and of Parent to cause Acquisition Sub to, accept for payment, and pay for, any Shares validly tendered pursuant to the Offer are subject only to the terms and conditions set forth in this Agreement, including the satisfaction of the Minimum Condition, the Termination Condition and the other conditions set forth in Exhibit A (collectively, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition, the Termination Condition and the other Offer Conditions. Acquisition Sub expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Company, Parent and Acquisition Sub shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions to the Offer in addition to the Offer Conditions, (E) amend, modify, supplement or waive the Minimum Condition or Termination Condition, (F) amend, modify or supplement any of the other terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such, (G)  terminate the Offer or accelerate, extend or otherwise change the Expiration Date, in each case, except as provided in Sections 1.1(c) or 1.1(d) or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be withdrawn prior to the Initial Expiration Date (or any rescheduled Expiration Date) of the Offer, unless this Agreement is terminated in accordance with Article VIII.

(c)            Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at 5:00 p.m. Eastern Time on the date that is twenty-one (21) Business Days (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) from the Offer Commencement Date (unless otherwise agreed to in writing by Parent and the Company) (the “Initial Expiration Date,” and such date or such subsequent date to which the Initial Expiration Date of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Article VIII: (i) if, as of the then-scheduled Expiration Date, any Offer Condition (other than any such conditions that by their nature are to be satisfied at the expiration of the Offer, but subject to such conditions remaining capable of being satisfied) is not satisfied and has not been waived by Acquisition Sub or Parent, to the extent waivable by Acquisition Sub or Parent, Acquisition Sub may, in its discretion (and without the consent of the Company or any other Person), subject to applicable Law, extend the Offer on one or more occasions, for an additional period of up to ten (10) Business Days, or such longer period as the parties hereto may agree, per extension, to permit such Offer Condition to be satisfied; (ii) Acquisition Sub shall, and Parent shall cause Acquisition Sub to, extend the Offer from time to time for: (A) any period required by any applicable Law, any interpretation or position of the SEC, the staff thereof or NASDAQ applicable to the Offer; and, unless the applicable Offer Condition is waived by Acquisition Sub or Parent (B) periods of up to ten (10) Business Days per extension, until (x) any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement, including the Offer, under the HSR Act and any other Antitrust Laws shall have expired or been terminated, (y) the consents set forth on Section A(f)(i) of the Company Disclosure Letter shall have been obtained and (z) the notices set forth on Section A(f)(ii) of the Company Disclosure Letter shall have been made; and (iii) if, as of the scheduled Expiration Date, any Offer Condition (other than any such conditions that by their nature are to be satisfied at the expiration of the Offer, but subject to such conditions remaining capable of being satisfied) is not satisfied and has not been waived, at the request of the Company, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, extend the Offer on one or more occasions for an additional period of up to ten (10) Business Days per extension, to permit such Offer Condition to be satisfied; provided, however, that in no event shall Acquisition Sub be required to extend the Offer beyond the earlier to occur of (x) the valid termination of this Agreement in compliance with Article VIII and (y) the Termination Date.

(d)            Termination of Offer. Nothing in this Section 1.1 shall be deemed to impair, limit or otherwise restrict in any manner the right of the Company, Parent or Acquisition Sub to terminate this Agreement pursuant to Article VIII. Parent and Acquisition Sub shall not terminate the Offer or permit the Offer to be terminated prior to the earlier of (i) the Expiration Date (as it may be extended and re-extended in accordance with Section 1.1(c)) and (ii) the termination of this Agreement in accordance with Article VIII. In the event (and only in the event) that this Agreement is validly terminated pursuant to Article VIII, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) immediately, irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Acquisition Sub in accordance with the terms of this Agreement, Acquisition Sub shall promptly return, and shall cause any depository acting on behalf of Acquisition Sub to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(e)            Offer Documents. As promptly as practicable on the Offer Commencement Date, Parent and Acquisition Sub shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer that will contain or incorporate by reference the Offer to Purchase, form of the related letter of transmittal, and summary advertisement, if any (together with any exhibits, amendments or supplements thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by applicable Law. Parent and Acquisition Sub agree that they shall cause the Offer Documents filed by either Parent or Acquisition Sub with the SEC (x) to comply in all material respects with the Exchange Act and other applicable Law and (y) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Acquisition Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Acquisition Sub and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Acquisition Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company consents to the inclusion, unless previously withdrawn pursuant to an Adverse Recommendation Change made in accordance with Section 6.5(d), of the Company Recommendation in the Offer Documents. The Company shall promptly furnish or otherwise make available to Parent and Acquisition Sub or Parent’s legal counsel all information concerning the Company and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(e). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and Parent and Acquisition Sub shall give reasonable and good faith consideration to any such comments made by the Company or its counsel. Parent and Acquisition Sub agree to provide the Company and its counsel with any comments (including oral comments) Parent, Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of those comments (including oral comments).

(f)            Funds. Parent shall cause to be provided to Acquisition Sub, on a timely basis, all of the funds necessary, together with the Company Cash on Hand to be provided pursuant to Section 3.2(a), to purchase all Shares that Acquisition Sub becomes obligated to purchase pursuant to the Offer, and shall cause Acquisition Sub to perform, on a timely basis, all of Acquisition Sub’s obligations under this Agreement. Parent and Acquisition Sub shall, and each of Parent and Acquisition Sub shall ensure that all of their respective Affiliates shall, tender any Shares held by them into the Offer.

(g)            Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted; provided that nothing in this Section 1.1(g) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(h)            Notification of Offer Status. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of the Offer, including with respect to the number of Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and with respect to any material developments with respect thereto and, upon the Company’s reasonable written request, provide the Company as soon as reasonably practicable with the most recent report in its possession from the Depository Agent detailing the number of Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer.

(i)            Acceptance. Subject only to the satisfaction or, to the extent waivable by Acquisition Sub or Parent, waiver by Acquisition Sub or Parent of each of the Offer Conditions, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) (i) promptly after (and in any event no later than the first Business Day after) the Expiration Date accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and (ii) promptly after (and in any event no later than the second Business Day after) the Offer Acceptance Time pay for such Shares.

Section 1.2   Company Actions.

(a)            Schedule 14D-9. As promptly as practicable on the Offer Commencement Date, following the filing of the Offer Documents, the Company shall (i) file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.5(d), shall reflect the Company Recommendation and include the notice and other information required by Section 262(d)(2) of the DGCL and (ii) cause the Schedule 14D-9 and related documents to be disseminated to holders of Shares as and to the extent required by applicable Law, including by setting the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 (x) to comply in all material respects with the Exchange Act and other applicable Law and (y) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Acquisition Sub for inclusion or incorporation by reference in the Schedule 14D-9. Each of Parent, Acquisition Sub and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. Parent and Acquisition Sub shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel all information concerning Parent or Acquisition Sub that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(a). Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any such comments made by Parent or its counsel. The Company agrees to provide Parent and its counsel with any comments (including oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments (including oral comments).

(b)            Stockholder Lists. The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer and the Merger (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, which date shall not be more than ten (10) Business Days prior to the date the Offer Documents and the Schedule 14D‑9 are first disseminated, the “Stockholder List Date”). Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Acquisition Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request by the Company, deliver, and shall use their reasonable best efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control, and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed.

(c)            Share Registry. The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Acquisition Sub effective immediately after the Offer Acceptance Time.

ARTICLE II

THE MERGER

Section 2.1  The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with Section 251(h) of the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Home Point Capital Inc.” as the Surviving Corporation and shall continue to be governed by the laws of the State of Delaware.

Section 2.2  The Closing. Subject to the provisions of Article VII, and unless otherwise mutually agreed in writing between the Company, Parent and Acquisition Sub, the closing of the Merger (the “Closing”) shall take place as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time except if the conditions set forth in Section 7.1(a) shall not be satisfied or, to the extent permissible by applicable Law, waived as of such date, in which case on the first Business Day on which all conditions set forth in Section 7.1(a) are satisfied or, to the extent permissible by applicable Law, waived. The Closing shall take place at the offices of Kirkland & Ellis LLP; 601 Lexington Avenue, New York, NY 10022, or by the electronic exchange of documents, unless another time, date or place is agreed to in writing by the Company and Parent (such date being the “Closing Date”).

Section 2.3  Effective Time.

(a)            Concurrently with the Closing, each of the Company, Parent and Acquisition Sub shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged, delivered to and filed with the Office of the Secretary of State of the State of Delaware (the “Secretary”) as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been received for filing by the Secretary (such date and time of filing, or such later time as may be agreed to by Parent, Acquisition Sub and the Company and set forth in the Certificate of Merger, being hereinafter referred to as the “Effective Time”).

(b)            The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation and Bylaws. Subject to compliance with Section 6.6, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Acquisition Sub, until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, except that (i) in each case, the name of the Surviving Corporation shall be “Home Point Capital Inc.” and (ii) the indemnity provisions shall be the same as those under the Company’s certificate of incorporation and bylaws, respectively, in each case as in effect as of the date of this Agreement.

Section 2.5   Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.6 Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1  Effect on Securities. At the Effective Time (or such other time specified in this Section 3.1), by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub or any holder of any securities of the Company or Acquisition Sub or any other Person:

(a)            Cancellation of Company Securities. Each Share held by the Company (including shares held as treasury stock) or held, directly or indirectly, by Parent or Acquisition Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.  Any Shares issued and outstanding immediately prior to the Effective Time that are owned by any direct or indirect wholly owned Subsidiary of Parent (other than Acquisition Sub) or Subsidiary of the Company (the “Converted Shares”) shall be converted at the Effective Time into such number of shares of common stock of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(b)            Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and any Dissenting Shares) shall be converted into the right to receive the Offer Price (the “Merger Consideration”), without interest, and subject to any required withholding of Taxes in accordance with Section 3.2(g). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and the holders of book-entry evidence of shares (“Book-Entry Evidence”) which immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Book-Entry Evidence in accordance with Section 3.2, the Merger Consideration without interest thereon.

(c)            Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $0.01 par value per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one (1) fully paid, non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation and shall constitute the only issued or outstanding shares of capital stock of the Surviving Corporation (other than Converted Shares).

(d)            Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend or distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.1(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.2  Payment for Securities.

(a)            Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Offer Acceptance Time, Parent shall, at its sole cost and expense, designate a reputable bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of Shares to receive the aggregate Offer Price to which holders of such Shares shall become entitled pursuant to Section 1.1(b) and to act as agent (the “Paying Agent”) for the holders of Shares to receive the Aggregate Merger Consideration to which holders of such Shares shall become entitled pursuant to Section 3.1, and shall enter into an agreement (the “Paying Agent Agreement”) relating to the Depository Agent’s and Paying Agent’s responsibilities with respect thereto, in form and substance reasonably acceptable to the Company. Promptly after (and in any event no later than the second Business Day after) the Offer Acceptance Time, Parent shall deposit, or shall cause to be deposited, with the Depository Agent cash sufficient to make the payment of the aggregate Offer Price payable pursuant to Section 1.1(i), and on or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the Aggregate Merger Consideration payable pursuant to Section 3.1 (together with the amount deposited pursuant the immediately preceding sentence, the “Exchange Fund”); provided that the Company shall, and shall cause its Subsidiaries to, at the written request of Parent, deposit with the Depository Agent or the Paying Agent at the Closing such portion of the Aggregate Merger Consideration and aggregate Offer Price to which holders of Shares shall become entitled pursuant to Section 1.1(b) from the Company Cash on Hand as specified in such request. In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payments in full. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

(b)            Procedures for Exchange. As promptly as reasonably practicable following the Effective Time and in any event not later than the second (2nd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Book-Entry Evidence not held through The Depository Trust Company (and to deliver to The Depository Trust Company, in the case of holders of Book-Entry Evidence held through The Depository Trust Company) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall be in the form and have such other provisions as Parent and the Company may reasonably specify, and (B) instructions for returning such letter of transmittal in exchange for the right to receive the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Book-Entry Evidence shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify). Notwithstanding anything to the contrary contained in this Agreement, in the case of holders of Book-Entry Evidence held through The Depository Trust Company, no such holder shall be required to deliver an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1(b).

(c)            Timing of Exchange. Upon surrender of Book-Entry Evidence for cancellation to the Paying Agent, together with, in the case of Book-Entry Evidence not held through The Depository Trust Company, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Evidence held through The Depository Trust Company, receipt of an “agent’s message” by the Paying Agent, and such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Evidence shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Book-Entry Evidence upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Book-Entry Evidence or “agent’s message,” and Book-Entry Evidence so surrendered shall be forthwith cancelled. The Paying Agent Agreement shall provide that the Paying Agent shall accept such Book-Entry Evidence upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders Book-Entry Evidence on the Merger Consideration payable upon the surrender of Book-Entry Evidence.

(d)            Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Book-Entry Evidence for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration (without any interest thereon) in respect thereof, subject to abandoned property, escheat or similar Law.

(e)            No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Book-Entry Evidence shall not have been surrendered immediately prior to the date on which any cash in respect of such Book-Entry Evidence would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Book-Entry Evidence shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)            Investment of Exchange Fund. The Paying Agent Agreement shall provide that the Depository Agent and the Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses (or any diminishment of the Exchange Fund for any other reason below the level required to make prompt cash payment in full of the aggregate funds required to be paid pursuant to the terms hereof) Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

(g)            Withholding. Parent, Acquisition Sub, the Surviving Corporation, the Depository Agent and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so deducted and withheld and paid over to or deposited with the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.3 Company Equity Awards. Unless otherwise agreed between Parent and an individual holder of a Company Security:

(a)            Company Options.

(i)            At the Effective Time, each (A) vested Company Option and (B) unvested Company Option subject solely to time-based vesting conditions, in each case, that is outstanding immediately prior to the Effective Time, shall automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the excess, if any, of (1) the Merger Consideration over (2) the per-share exercise price for such Company Option multiplied by (y) the total number of shares of Company Common Stock underlying such Company Option; provided that if the exercise price per share of Company Common Stock of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof.

(ii)            At the Effective Time, each unvested Company Option subject to performance-based vesting conditions (“Performance-Based Company Options”) that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the excess, if any, of (x) the Merger Consideration over (y) the per-share exercise price for such Company Option multiplied by (ii) the number of shares of Company Common Stock underlying such Performance-Based Company Option (with such number, if any, determined in accordance with the terms of the Company Equity Plan and the applicable Company Option award agreement, as determined by the board of directors of the Company or a committee thereof after consultation with Parent prior to the Effective Time); provided that if the exercise price per share of Company Common Stock of such Company Option is equal to or greater than the Merger Consideration, or if the degree of performance achievement of a Performance-Based Company Option does not result in vesting of any portion of such Company Option, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof. The consideration received in respect of a Company Option in Sections 3.3(a)(i) or 3(a)(ii) is referred to herein as the “Company Option Consideration”.

(b)            Treatment of Company RSUs. At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock underlying such Company RSU (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon) multiplied by (ii) the Merger Consideration (the “Company RSU Consideration”).

(c)            Treatment of Company PSUs. At the Effective Time each Company PSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock underlying such Company PSU (with such number determined in accordance with the terms of the Company Equity Plan and the applicable Company PSU award agreement, as determined by the board of directors of the Company or a committee thereof after consultation with Parent prior to the Effective Time) (including any shares of Company Common Stock in respect of dividend equivalent units credited to such shares) multiplied by (ii) the Merger Consideration (the “Company PSU Consideration”).

(d)            Treatment of Company ESPP. As soon as practicable following the date of this Agreement, the Company shall take all actions as may be required to provide that (i) the Offering Period (as defined in the Company ESPP) in effect as of the date hereof shall be the final Offering Period (such period, the “Final Offering Period”) and no further Offering Period shall commence pursuant to the Company ESPP after the date hereof, (ii) no new participants may elect to participate in the Company ESPP during the Final Offering Period; and (iii) each individual participating in the Final Offering Period on the date of this Agreement shall not be permitted to (A) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the Final Offering Period commenced or (B) make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement. Prior to the Effective Time, the Company shall take all actions that may be necessary to (x) cause the Final Offering Period, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than ten (10) Business Days prior to the date on which the Effective Time occurs; (y) make any pro rata adjustments that may be necessary to reflect the Final Offering Period, but otherwise treat the Final Offering Period as a fully effective and completed Offering Period for all purposes pursuant to the Company ESPP; and (z) cause the exercise (as of no later than ten (10) Business Days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, the Company shall apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP, and such shares of Company Common Stock shall be entitled to the Merger Consideration in accordance with Section 3.1(b). Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company shall terminate the Company ESPP.

(e)            Delivery of Company Equity Award Consideration; Withholding; 409A. Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation (to the extent applicable) to each holder of a Company Equity Award the Company Option Consideration, Company RSU Consideration and Company PSU Consideration, as applicable, less any required withholding Taxes and without interest, within ten (10) Business Days following the Effective Time.

(f)            Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.3. The Company shall take all actions reasonably necessary to ensure that from and after the Effective Time, neither Parent, Acquisition Sub or the Surviving Corporation will be required to deliver shares of Company Common Stock to any Person pursuant to or in settlement of Company Options, Company RSUs or Company PSUs or in respect of the Company ESPP.

Section 3.4  Dissenting Shares. Notwithstanding Section 3.1(b), shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to, and has properly exercised and perfected his, her or its demand for, appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under Section 262 of the DGCL (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, in accordance with Section 3.2(b) and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent prompt written notice of any demands for appraisal of Company Common Stock received by the Company, written withdrawals or attempted withdrawals of such demands and any other instruments, notices or demands served on the Company pursuant to Section 262 of the DGCL.  Parent and Acquisition Sub shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, or approve any withdrawal of any such demands or agree to do or commit to do any of the foregoing.

Section 3.5  Transfers; No Further Ownership Rights. From and after the Effective Time there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Book-Entry Evidence is presented to the Surviving Corporation, Parent or Paying Agent for transfer following the Effective Time, they shall be cancelled against delivery of the applicable Merger Consideration as provided for in Section 3.1(b) for each share of Company Common Stock formerly represented by such Book-Entry Evidence. Payment of the Merger Consideration in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Book-Entry Evidence.

Section 3.6  Further Action. The parties hereto agree to take all necessary action to cause the Merger to become effective in accordance with Article II and this Article III as soon as practicable following the consummation of the Offer without a meeting of the Company’s stockholders, as provided in Section 251(h) of the DGCL. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Acquisition Sub, in the name of the Company and otherwise) to take such action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) in the Company Disclosure Letter (subject to Section 9.3(b)) or (ii) in the Company SEC Documents filed or furnished by the Company on or after February 1, 2021 and prior to the date of this Agreement (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements” and any other disclosures included therein to the extent predictive, cautionary or forward-looking in nature); provided that, nothing in the Company SEC Documents shall be deemed to be disclosures against Section 4.1, Section 4.2, Section 4.3, Section 4.20 or Section 4.21, the Company hereby represents and warrants to Parent as follows:

Section 4.1  Organization and Qualification; Subsidiaries. The Company  is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite entity power and authority to conduct its business as it is now being conducted.  Each of the Company’s Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company’s amended and restated certificate of incorporation (the “Company Charter”) and amended and restated bylaws (the “Company Bylaws”), as currently in effect, are included in the Company SEC Documents.

Section 4.2  Capitalization.

(a)            As of the close of business on May 8, 2023 (the “Capitalization Date”), the authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Company Common Stock, 138,458,089 of which were issued and outstanding, (ii) 250,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”) (none of which were issued and outstanding), (iii) Company Options to purchase an aggregate of 10,603,745 shares of Company Common Stock (of which options to purchase an aggregate of 2,205,085 shares of the Company Common Stock were exercisable) and (iv) 281,183 shares of Company Common Stock subject to outstanding Company Stock Units (with Company PSUs measured at the maximum level of performance). No shares of Company Common Stock were held by the Company in its treasury or by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date hereof, other than (1) as set forth above in this Section 4.2(a) or (2) any agreement solely between the Company and any of its Subsidiaries or between or among two or more Subsidiaries of the Company, there are no existing and outstanding (A) shares of capital stock or equity interests of the Company or securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or other equity or voting interests of the Company or its Subsidiaries, (B) options, warrants, calls, restricted shares, phantom stock, stock appreciation rights, performance units, contingent value rights, subscriptions or other rights, convertible securities, agreements or commitments (including any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or its Subsidiaries may vote) of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity or voting interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity or voting interests, (C) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity or voting interests of the Company or any of its Subsidiaries, (D) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity or voting interests of the Company or any of its Subsidiaries or (E) contractual obligations or agreements restricting the transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any Company Securities or capital stock of (or other equity or voting interest in) the Company’s Subsidiaries (the items in clauses (A) and (B) as they relate to the Company, including, for clarity, the Company Common Stock, Company Preferred Stock, Company Options and Company Stock Units, being referred to collectively as the “Company Securities”). Since the Capitalization Date through the date hereof, the Company has not (1) issued any Company Securities or incurred any obligation to make any payments to any Person based on the price or value of any Company Securities, other than in connection with any Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with their terms, or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities. As of the date hereof, no dividends or similar distributions have accrued or been declared but are unpaid on any Company Securities, and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any Company Securities.

(b)            All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are duly authorized, validly issued and fully paid and nonassessable and are owned of record and beneficially, directly or indirectly, by the Company or its relevant wholly owned Subsidiary and free and clear of all Liens except for restrictions imposed by applicable securities Laws and Permitted Liens.

(c)            Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

(d)            Section 4.2(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of each outstanding Company Equity Award granted under the Company Equity Plan and: (i) the employee identification number of the holder of such Company Equity Award, (ii) the number of shares of Company Common Stock subject to such outstanding Company Equity Award, (iii) if applicable, the exercise price, strike price, or similar pricing of such Company Equity Award, (iv) the date on which such Company Equity Award was granted or issued, and (v) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof. Based on the Merger Consideration, all Performance-Based Company Options will be forfeited as of the Effective Time, and no payments will be made under the Special Bonus Agreements.  With respect to each Company Option, the per share exercise price was equal to the fair market value (within the meaning of Section 409A of the Code) of a share of Company Common Stock on the date of grant.

(e)            All outstanding shares of Company Common Stock, options, warrants, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Company and its Subsidiaries have been issued and granted in compliance in all material respects with: (i) all applicable securities Laws and other applicable Laws; and (ii) all requirements set forth in applicable Contracts (including the terms of any applicable Company Benefit Plan).

Section 4.3  Authority Relative to Agreement.

(a)            The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company no other corporate Action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)            The board of directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, (iv) resolved that the Merger shall be effected pursuant to Section 251(h) of the DGCL and (v) resolved to recommend that the stockholders of the Company tender their Shares to Parent or Acquisition Sub, as applicable, pursuant to the Offer, which resolutions have not been subsequently withdrawn or modified in a manner adverse to Parent as of the date of this Agreement (provided that any change, modification or rescission of such recommendation by the board of directors of the Company in accordance with Section 6.5 shall not be a breach of the representation in clause (v)).

Section 4.4  No Conflict; Required Filings and Consents.

(a)            Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will directly or indirectly (with or without notice or lapse of time) (i) violate any provision of the Company Charter or Company Bylaws, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration, loss of rights, loss of benefits or cancellation of, any Company Material Contract, or (iv) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (iii) and (iv), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not (x) have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (y) reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair the ability of the Company to consummate the Transactions (this clause (y), a “Company Impairment Effect”).

(b)            No consent, approval, license, notice, permit, Order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of the Schedule 14D-9 and the applicable requirements of and filings with the SEC under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements under applicable securities Laws or corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 8.6, (v) filings with NASDAQ, (vi) such other items required solely by reason of the participation of Parent or Acquisition Sub in the transactions contemplated hereby, (vii) compliance with and filings or notifications under the HSR Act or other Antitrust Laws and (viii) such other Consents, registrations, declarations, filings or notices with or to any Governmental Authority the failure of which to be obtained or made would not have, and would not reasonably be expected to have, individually or in the aggregate, a (x) Company Material Adverse Effect or (y) Company Impairment Effect.

Section 4.5  Permits; Compliance With Laws.

(a)            The Company and its Subsidiaries are in possession of all requisite franchises, grants, easements, variances, exceptions, Consents and certificates necessary for the Company and its Subsidiaries to carry on their business as it is now being conducted (the “Company Permits”), and all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, or where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of the Company Permits would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect.

(b)            The Company and its Subsidiaries are, and since January 1, 2020 have been, in compliance with all applicable Laws except as would not have, or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.  Since January 1, 2020, neither the Company nor any of its Subsidiaries has been given written notice of or been charged with any violation of, any applicable Law except, as would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(c)            As of the date hereof, Home Point Financial Corporation, a wholly owned subsidiary of the Company (“HPF”), (A) is approved and in good standing as an issuer of the Government National Mortgage Association, a “Seller/Servicer” of the Federal National Mortgage Corporation and the Federal Home Loan Mortgage Corporation, and a lender and servicer of the Federal Housing Administration, the Veterans Administration and the United States Department of Agriculture (each of the forgoing entities, a “Mortgage Agency”), (B) has not received any written notice of any cancellation or suspension of, or material limitation on, its status as an approved issuer, “Seller/Servicer” or lender, as applicable, by any of the Mortgage Agencies, and (C) has not received any written notice indicating that any event has occurred or any circumstance exists that could reasonably be expected to result in HPF or any of its subsidiaries not maintaining its Servicing Rights in respect of any Servicing Agreement with a Mortgage Agency or other third party except, in each case, as would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, (x) “Servicing Agreement” means any contract pursuant to which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the context requires, is obligated to a third party to administer, collect and remit payments of principal and interest, to collect and forward payments of Taxes and insurance, to administer escrow accounts, and/or to foreclose, repossess or liquidate collateral after default, in each case for any Mortgage Loan, and (y) “Mortgage Loan” means any United States individual one-to-four family residential mortgage loan or other extension of credit for a personal, family, or household use secured by a Lien on United States real property of a borrower.

(d)            Since January 1, 2020 neither the Company nor its Subsidiaries has received any written notice from any Governmental Authority, including any Mortgage Agency (collectively, “Regulatory Agencies”), asserting that the Company or any of its Subsidiaries has violated or has not complied with the applicable  servicing or other related standards or guidelines with respect to Mortgage Loans serviced by the Company or any of its Subsidiaries or any other Applicable Requirements. Since January 1, 2020, the Company has filed all reports, notifications and other filings required to be filed with any Regulatory Agency pursuant to applicable Law (and has paid all fees and assessments due and payable in connection therewith), except where the failure to make such filings or pay such fees and assessments has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(e)            Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, since January 1, 2020, (A) no Regulatory Agency has initiated or has pending any proceeding or investigation into the business or operations of the Company or any of its Subsidiaries, and (B) there has been no formal disagreements or disputes with any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries, in each case of clauses (A) and (B), which has had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6  Company SEC Documents; Financial Statements.

(a)            Since February 1, 2021, the Company has filed or furnished with the SEC all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (together with any amendments, exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed by the Company (or, if amended, as of the date of the last amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company with the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.

(b)            As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company or any of its Subsidiaries from the SEC or its staff. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(c)            The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and its consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and absence of notes) and (ii) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.7  Offer Documents. Each document required to be filed by the Company with the SEC in connection with the Offer, including the Schedule 14D-9 (the “Company Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or otherwise disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The information with respect to the Company that the Company furnishes to Parent or Acquisition Sub specifically for use in the Offer Documents, at the time of the filing of and at the time of any distribution or dissemination of the Offer Documents, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Parent or Acquisition Sub (or any of their Affiliates) for inclusion or incorporation by reference in the Company Disclosure Documents.

Section 4.8  Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. Such disclosure controls and procedures are sufficient to provide reasonable assurances (i) that all material information concerning the Company and its Subsidiaries required to be disclosed is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and (ii) as to the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the Knowledge of the Company, the Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the board of directors of the Company (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have (or have had) a significant role in the Company’s internal control over financial reporting.  The Company is in compliance in all material respects with the applicable listing and other rules and regulations of NASDAQ and, since February 1, 2021, has not received any notice from NASDAQ asserting any non-compliance with such rules and regulations.  The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. The Company has no outstanding, and has not arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act. Between February 1, 2021 and the date of this Agreement, there have been no changes in any of the Company’s accounting policies or in the methods of making accounting estimates or changes in estimates that, individually or in the aggregate, are material and adverse to the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents, except as described in the Company SEC Documents. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the reserves reflected in such financial statements contained in the Company SEC Documents have been determined and established in accordance with GAAP applied on a consistent basis.

Section 4.9  Absence of Certain Changes or Events. (a) From January 1, 2023 to the date of this Agreement, except with respect to (i) the process conducted by the Company to consider strategic alternatives, including the sale of the Company and the negotiation, execution and delivery of this Agreement and (ii) any COVID Measures, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and (b) since December 31, 2022, there has not been any adverse change, event, effect or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.9 of the Company Disclosure Letter sets forth the aggregate value (in U.S. dollars) of principal outstanding under all indebtedness for borrowed money of the Company and its Subsidiaries as of the date hereof.

Section 4.10  No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s consolidated balance sheet as of December 31, 2022 (as amended or restated, as applicable) or the notes thereto included in the Company’s most recent 10-K, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, violation of Law or misappropriation), since December 31, 2022, (c) for liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby or the process conducted by the Company to consider strategic alternatives, including the sale of the Company and the negotiation, execution and delivery of this Agreement, (d) for liabilities or obligations that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole or (e) as set forth in Section 4.10 of the Company Disclosure Letter, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or disclosed in the notes thereto) of the Company. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Documents.

Section 4.11  Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened by or against the Company, any of its Subsidiaries or any present or former officer, director, manager or employee of the Company or any of its Subsidiaries (in such individuals’ capacity as such), that would have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that would have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, enjoin, modify, materially delay or challenge the Merger, the Offer or any of the other transactions contemplated by this Agreement or the Support Agreement.

Section 4.12  Employee Benefit Plans.

(a)            Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each material Company Benefit Plan (which list may reference a form of such Company Benefit Plan). The Company has made available to Parent a true and complete copy of each material Company Benefit Plan and all amendments thereto and a true and complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500 and (iv) the most recently received IRS determination letter or IRS opinion letter.

(b)            Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company Benefit Plans has been maintained, operated, administered and funded in accordance with its terms and in compliance with applicable Laws, (ii) no Action (other than routine claims for benefits) is pending against or involves or, to the Knowledge of the Company, is threatened against or reasonably expected to involve, any Company Benefit Plan before any court or arbitrator or any Governmental Authority or otherwise, (iii) payments required to be paid by the Company or any of its Subsidiaries pursuant to the terms of a Company Benefit Plan or by applicable Law (including, all contributions and insurance premiums) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of such Company Benefit Plan or applicable Law and (iv) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA), has occurred or is reasonably expected to occur with respect to the Company Benefit Plans.

(c)            i) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Company Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Company Benefit Plan and (1) to the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(d)            Neither the Company nor any of its ERISA Affiliates currently sponsors, maintains, administers or contributes to, has any obligation to contribute to or has any actual or potential liability in respect of, or has within the previous six (6) years sponsored, maintained, administered or contributed to (or had any obligation to contribute to within the previous six (6) years); (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(e)            Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)) will (i) entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to any payment, (ii) increase the amount or value of any benefit or compensation or other obligation payable or required to be provided to any such director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, (iii) accelerate the time of, or trigger any, payment, funding (whether to a trust of otherwise) or vesting of amounts due to any such director, employee, consultant or independent contractor of compensation or benefits due to any such Person under any Company Benefit Plan or otherwise or (iv) result in any payments or benefits which would not reasonably be expected to be deductible under Section 280G of the Code or which would cause any Tax or penalty under Section 4999 of the Code.

(f)            Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Person for any Tax incurred by such Person under Section 409A or 4999 of the Code.

(g)            Each Company Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies, and has at all times prior to the date of this Agreement complied, both in form and operation, in all material respects with the requirements of Section 409A of the Code.

(h)            Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or its Subsidiaries has any obligations for post-termination health or life insurance benefits under any Company Benefit Plan or otherwise (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).

(i)            No Company Benefit Plan is maintained outside the jurisdiction of the United States, is by its terms governed by the Laws of any jurisdiction other than the United States or provides compensation or benefits to participants providing services primarily outside of the United States.

Section 4.13  Labor Matters.

(a)            Except as set forth in Section 4.13(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any works council or collective bargaining agreement or other similar Contract, other than industry-wide agreements outside of the United States, and no employees of the Company or its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment with the Company or its Subsidiaries. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no labor related strikes, walkouts or other work stoppages or material labor disputes pending or, to the Knowledge of the Company, threatened in writing, and, since January 1, 2020, neither the Company nor any of its Subsidiaries has experienced any such labor related strike, walkout or other work stoppage or material labor disputes. To the Knowledge of the Company, there is no pending organizing campaign and no labor union, works council or other organization of employees has made a pending written demand for recognition or certification, in each case, with respect to any employees of the Company or any of its Subsidiaries.

(b)            Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to employment, employment practices or labor relations, including Laws relating to discrimination, hours of work, the classification of service providers and the payment of wages.

(c)            Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no investigation, review, complaint or proceeding by or before any Governmental Authority with respect to the Company or any of its Subsidiaries’ employment or alleged employment of any individual is ongoing or, to the Knowledge of the Company, pending or threatened, nor has the Company or any of the Company Subsidiaries received any written notice from a Governmental Authority indicating an intention to conduct the same.

(d)            Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, there have not been any sexual harassment, or other discrimination, retaliation or policy violation allegations against any officers, directors, employees, contractors, or agents of the Company or its Subsidiaries.

Section 4.14  Intellectual Property Rights.

(a)            Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own, or have the right to use in the manner currently used, all patents, trademarks, trade names, copyrights, Internet domain names, service marks, trade secrets, Data, software and other intellectual property rights (the “Intellectual Property Rights”) that are material to the business of the Company and its Subsidiaries as currently conducted, free and clear of all Liens other than Permitted Liens. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received, in the twelve (12) months preceding the date hereof and the Closing, any written charge, complaint, claim, demand or notice challenging the validity of any Intellectual Property Rights owned by the Company or any of its Subsidiaries (the “Company Intellectual Property Rights”).

(b)            The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate, and since January 1, 2020 has not infringed upon, misappropriated or otherwise violated, any Intellectual Property Rights of any other Person, except for any such infringement, misappropriation or other violation that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice (i) alleging any such infringement, misappropriation or other violation by the Company or any of its Subsidiaries or (ii) with respect to any Security Incident or violation of any Data Security Requirement or Processing of Personal Information, except in each case as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof and the Closing, no other Person is infringing, misappropriating or otherwise violating any Company Intellectual Property Rights, except for any such infringement, misappropriation or other violation as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 4.14(b) constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property Rights of any other Person.

(c)            To the Knowledge of the Company, no software products developed and owned by the Company and its Subsidiaries incorporate any “open source” software in a manner that requires material source code owned by the Company and its Subsidiaries to be disclosed, licensed, distributed, or dedicated to the public except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)            The Company and its Subsidiaries are in compliance with, and have since January 1, 2020 been in compliance with, all applicable Laws relating to privacy, data protection, data security, or the collection or use of Personal Information collected, used, held for use or otherwise Processed by the Company and its Subsidiaries (“Data Security Requirement”), except where the failure to be in compliance would not have a Company Material Adverse Effect.

(e)            To the Knowledge of the Company, neither the Company nor its Subsidiaries have experienced any unauthorized access or other Security Incident with respect to any Company Systems, Data or Personal Information Processed by or on behalf of the Company or any of its Subsidiaries, or that is otherwise material to the business of the Company or any of its Subsidiaries, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15  Taxes.

(a)            Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed by each of them; (ii) each of such filed Tax Returns (taking into account all amendments thereto) is complete and accurate; and (iii) the Company and each of its Subsidiaries have timely paid in full all Taxes (including withholding Taxes) due and owing by each of them except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been provided on the Company SEC Documents filed prior to the date hereof.

(b)            Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received written notice of, or has pending, in process, or otherwise outstanding, any audit, examination or other Action from any Taxing Authority in respect of any Tax Returns or liabilities for Taxes of the Company or any of its Subsidiaries, which has not been fully paid or settled; (ii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; (iii) with respect to any Tax years open for audit as of the date hereof, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax, which waiver or extension is currently in effect; and (iv) and no deficiency for Taxes has been asserted in writing as a result of any audit, examination or other Action by any Taxing Authority that has not been fully resolved.

(c)            Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b)(2) in any Tax year for which the statute of limitations has not expired.

(d)            Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, or aggregate group for Tax purposes, other than a group of which the Company is the common parent; (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local, or non-U.S. Law) or as a transferee or successor; or (iii) is a party to or bound by, nor does it have any obligation under, any Tax sharing, indemnification, allocation, gross-up, or other similar agreements or arrangements (other than pursuant to contracts entered into in the ordinary course of business that do not have a primary purpose relating to Taxes or Tax sharing, indemnification, allocation, or gross-up).

(e)            Since January 1, 2021, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock that was intended to be governed in whole or in part by Sections 355 or 361 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law).

For the avoidance of doubt, for purposes of this Section 4.15, any reference to the Company or any Subsidiary of the Company shall be deemed to include any predecessor Person that converted into, merged with, or was liquidated into the Company or such Subsidiary. The representations and warranties set forth in this Section 4.15 and, to the extent relating to Tax matters, Section 4.12, are the Company’s sole and exclusive representations and warranties with respect to Tax matters in this Agreement.

Section 4.16  Material Contracts.

(a)            Section 4.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract (other than any Company Benefit Plan, Contract related to any Leased Real Property or Contract solely between or among the Company and/or any of its Subsidiaries) to which the Company or any of its Subsidiaries is a party or their respective properties or assets are bound, except for this Agreement, that:

(i)            constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)            is a joint venture, alliance, partnership or similar Contract;

(iii)            is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment relating to indebtedness for borrowed money or the deferred purchase price of property or services (other than those related to trade payables arising in the ordinary course of business);

(iv)            is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement (other than agreements to purchase or acquire assets in the ordinary course of business), pursuant to which (A) the Company or any Subsidiary of the Company is required to pay total consideration (including assumption of debt) after the date hereof in excess of $1,000,000 (including pursuant to any earn-out or similar provision) or includes any earn-out or similar provision or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $1,000,000;

(v)            is a Contract that obligates the Company or any of its Subsidiaries to make any future capital commitment or capital expenditure in excess of $250,000 in any one year period that cannot be terminated on less than ninety (90) days’ notice without material payment or penalty;

(vi)            is a Contract that prohibits the Company or any of its Affiliates from (A) competing in any line of business in any geographical location or (B) selling or acquiring any products or services of or to any other Person in any geographic region;

(vii)            is (x) a Contract pursuant to which the Company or any of its Subsidiaries is granted or grants a right to material Intellectual Property Rights, or (y) any Contract providing for the development or acquisition of any material Intellectual Property Rights (other than Contracts (A) in which grants of Intellectual Property Rights are incidental to such Contracts, (B) granting rights to use commercially available third party hardware or software including pursuant to shrink wrap, click through or other standard licensing terms, (C) with customers and distributors that are non-exclusive and entered into in the ordinary course of business consistent with past practice, and (D) with contractors or employees substantially on the Company’s standard forms ((A)-(D), collectively, “Non-Material Licenses”));

(viii)            is a Contract in settlement of a dispute that imposes material obligations on the Company or its Subsidiaries after the date hereof or that would that would require any of the Company or its Subsidiaries to pay consideration valued at more than $250,000 in the aggregate following the date of this Agreement;

(ix)            is a Contract that contains a right of first refusal, first offer or first negotiation or any similar right with respect to a material asset owned by the Company or any of its Subsidiaries; or

(x)            any Contract with any Affiliate (other than, for the avoidance of doubt, any SPC Portfolio Company), director, executive officer (as such term is defined in the Exchange Act), Person holding 5% or more of the Shares (including for this purpose all Principal Stockholders), or, to the knowledge of the Company, any Affiliate (other than the Company or, for the avoidance of doubt, any SPC Portfolio Company) or immediate family member of any of the foregoing.

(b)            Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, (i) no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, and (ii) no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary and, to the Knowledge of the Company, the other parties thereto (other than to the extent that any Company Material Contracts have expired or terminated in accordance with their terms after the date hereof), except such as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. As of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any Subsidiary has received any written notice of a material breach or material default from a counterparty to any Company Material Contract.

(c)            Complete and correct copies of each Company Material Contract (other than any immaterial omissions), as amended and supplemented, have been filed with the SEC or made available by the Company to Parent, in each case prior to the date hereof.

Section 4.17  Real Property.

(a)                 All material real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”) is disclosed in Section 4.17(a) of the Company Disclosure Letter.

(b)            All material real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”) is disclosed in Section 4.17(b) of the Company Disclosure Letter.

(c)               Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and/or its Subsidiaries have good fee simple title to all Owned Real Property and valid leasehold, subleasehold or license interests in all Leased Real Property free and clear of all Liens, except Permitted Liens.

(d)            Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a lease for the Leased Real Property to which the Company or a Subsidiary is a party, alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default under such lease.  All of the leases with respect to the Leased Real Property are (i) valid, binding on and enforceable against the Company or its Subsidiary party thereto and, to the Knowledge of the Company, each of the parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (ii) are in full force and effect, have not been modified, amended or supplemented, in writing or otherwise, and all material rents, additional rents and other amounts due to date pursuant to each such lease have been paid, except, in each case, as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.18  Environmental. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            the Company and its Subsidiaries are, and since January 1, 2020 have been, in compliance with all applicable Environmental Laws, including possessing all Company Permits required for their operations under applicable Environmental Laws;

(b)            there is no pending or threatened Action pursuant to any Environmental Law against the Company or any of its Subsidiaries;

(c)            since January 1, 2020 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved;

(d)            neither the Company nor any of its Subsidiaries (i) is a party or subject to any Order pursuant to Environmental Law (ii) to the Knowledge of the Company, has exposed any person to any Hazardous Material that would give rise to liability (contingent or otherwise) pursuant to Environmental Law; or (iii) has assumed, undertaken or provided an indemnity with respect to any liability (contingent or otherwise) of any other Person relating to any Environmental Law; and

(e)            to the Knowledge of the Company, with respect to the Owned Real Property and the Leased Real Property, there have been no Releases on or underneath any of such real properties that has caused environmental contamination at such real properties that is reasonably likely to result in an obligation to remediate such environmental contamination pursuant to applicable Environmental Law or result in liability pursuant to applicable Environmental Law with respect to remediation conducted by other Persons.

The representations and warranties set forth in this Section 4.18 are the Company’s sole and exclusive representations with respect to environmental matters in this Agreement.

Section 4.19  Vote Required. Following the Offer Acceptance Time, assuming satisfaction of the Minimum Condition, no vote of the Company’s stockholders or any holder of Shares is necessary to authorize or adopt this Agreement or to consummate the Merger or any other transaction contemplated by this Agreement.

Section 4.20  Brokers. Except for those Persons set forth in Section 4.20 of the Company Disclosure Letter and Houlihan Lokey Capital, Inc. (“HL”), no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger, the Offer or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Parent a complete, correct and unredacted copy of its engagement letter between the Company and HL entered into in connection with the Merger and the Offer, as in effect on the date hereof.

Section 4.21  Opinion of Financial Advisor. The board of directors of the Company has received the opinion of HL to the effect that, as of the date of such opinion and subject to the factors, assumptions, limitations, qualifications and other matters considered in connection with the preparation thereof as set forth therein, the Offer Price to be paid to the holders of Shares in the Offer and the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.  The Company will make available to Parent solely for informational purposes and on a non-reliance basis, a signed copy of such opinion as soon as possible following the date of this Agreement.

Section 4.22  Insurance. Section 4.22 of the Company Disclosure Letter contains a list of the material insurance policies maintained by the Company in effect as of the date of this Agreement. To the Knowledge of the Company, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (a) each such insurance policy is in full force and effect and all premiums due thereon have been paid in full and (b) the Company has not received a written notice of cancellation from the insurer(s) of any such insurance policy.

Section 4.23  Takeover Statutes. The board of directors of the Company has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (each a “Takeover Law”) inapplicable to this Agreement, the Support Agreement, the Merger, the Offer or any other transactions contemplated by this Agreement or the Support Agreement.

Section 4.24  International Trade and Anti-Corruption. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            Neither the Company nor its Subsidiaries, nor any of their respective officers, directors, employees or, to the Knowledge of the Company, agents is currently or has since January 1, 2020 been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in or for the benefit of any Sanctioned Country in a manner that would violate applicable Sanctions and Export Control Laws; or (iii) otherwise in violation of any applicable Sanctions and Export Control Laws or U.S. antiboycott requirements (“Trade Controls”).

(b)            Neither the Company nor its Subsidiaries, nor any of their respective officers, directors, employees or, to the Knowledge of the Company, agents, has since January 1, 2020 violated or is currently violating any Anti-Corruption Laws.

(c)            Neither the Company nor its Subsidiaries is or has been since January 1, 2020 the subject of any Action regarding any offense or alleged offense under Trade Controls or Anti-Corruption Laws, and no such investigation, inquiry or proceedings are pending and, to the Knowledge of the Company, none is threatened.

Section 4.25  Related Party Transactions. Between February 1, 2021 and the date of this Agreement, there have not been any transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other, that (x) would be required to be disclosed in filings with the SEC under the Securities Act or the Exchange Act pursuant to Item 404 of Regulation S-K which has not been disclosed in the Company SEC Documents or (y) involve a Principal Stockholder or any of its Affiliates (other than the Company and its Subsidiaries or any SPC Portfolio Company).

Section 4.26  Mortgage Servicing Practices.

(a)            Except as would not have and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect and after giving effect to the transactions contemplated by the Originator Carveout Agreement: (A) the Company Mortgage Loans are not subject to any defect or condition that would allow investors or Regulatory Agencies to seek repurchase or indemnification or seek other recourse or remedies against the Company or its Subsidiaries in an aggregate amount that exceeds the related reserves maintained by the Company; and (B) no facts or circumstances exist that would result in the loss or reduction of any mortgage insurance or guarantee benefit, or claims for recoupment or restitution of payments previously made under any mortgage insurance or guarantee benefit. For purposes of this Agreement, “Company Mortgage Loan” means a Mortgage Loan, whether in the form of a mortgage, deed of trust, or other equivalent security instrument that was obtained for consumer, household or family purposes, and originated, purchased or serviced or subserviced at any time after January 1, 2020 by the Company or any of its Subsidiaries; “Applicable Requirements” means, as of the time of reference, (I) all applicable Laws relating to the servicing, subservicing or enforcement of, or filing of claims in connection with, any Company Mortgage Loan or Servicing Rights at the relevant time, (II) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Company Mortgage Loan, (III) all requirements set forth in the Servicing Agreements and Mortgage Agency handbooks and guides, (IV) any order, injunction or decree applicable at the relevant time(s) to any Company Mortgage Loan or Servicing Rights, and (V) all legal obligations to, or Contracts with, any insurer, investor or Regulatory Agency, including any rules, regulations, guidelines, underwriting standards, handbooks and other binding requirements of any Regulatory Agency, applicable to any Company Mortgage Loan or Servicing Rights; and “Servicing Rights” means, with respect to a Company Mortgage Loan, the right or rights to service such Company Mortgage Loan and the duties and obligations associated therewith, all as further described under the related Servicing Agreements or other Applicable Requirements.

(b)            The Company and its Subsidiaries have the entire right, title and interest in and to the Servicing Rights and have the right to service the Company Mortgage Loans currently being serviced by the Company subject to Applicable Requirements. Except as would not reasonably be expected to be, either individually or in the aggregate, a Company Material Adverse Effect, (i) each servicing advance made by or on behalf of the Company or its Subsidiaries was made, and is reimbursable in accordance with the applicable Servicing Agreement and is a valid and subsisting amount owing to the Company or such Subsidiary and (ii) neither the Company nor any of its Subsidiaries has received any written notice from an investor, insurer or other party in which such investor, insurer or other party disputes or denies any claim by or on behalf of the Company or such Subsidiary for reimbursement in connection with a servicing advance.

(c)            Except as would not reasonably be expected to be, either individually or in the aggregate, a Company Material Adverse Effect, (A) the Company and its Subsidiaries are in compliance with the Company’s and its Subsidiaries’ servicing or, as applicable, subservicing, obligations under all Applicable Requirements, including with respect to (I) the collection and application of mortgagor payments, (II) the servicing of adjustable rate Mortgage Loans, (III) the assessment and collection of late charges, (IV) the maintenance of escrow accounts, (V) the collection of delinquent or defaulted accounts, including loss mitigation, foreclosure and real-estate owned management, (VI) the maintenance of required insurance, including force-placed insurance policies, (VII) the communication regarding processing of loan payoffs, (VIII) the release and satisfaction of mortgages and (IX) the assessment and calculation of fees and (B) neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened cancellation or partial termination of any Servicing Agreement.

(d)            Except as would reasonably be expected to be, either individually or in the aggregate, a Company Material Adverse Effect, (A) the servicing file for each Company Mortgage Loan owned or serviced by the Company or its Subsidiaries as of the date hereof is complete and complies with all Applicable Requirements, (B) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach by the Company or its Subsidiaries under any Servicing Agreement or any Applicable Requirements and (C) no event, condition, or omission has occurred or exists that with or without the passage of time or the giving of notice or both would: (I) constitute a default or breach by the Company or such Subsidiary under any such Servicing Agreement or Applicable Requirements; (II) permit termination of any such Servicing Agreement by a third party without the consent of the Company or such Subsidiary; (III) impose on the Company or its Subsidiaries sanctions or penalties in respect of any Servicing Agreement or any Applicable Requirement; or (IV) rescind any insurance policy or reduce insurance benefits in respect of any Servicing Agreement that would result in a breach or trigger a default of any obligation of the Company or its Subsidiaries under any Servicing Agreement or Applicable Requirement.

(e)            Section 4.26(e) of the Company Disclosure Letter sets forth a true and complete list, as of May 2, 2023, of the location of all the Company Custodial Accounts and the Company Related Escrow Accounts maintained by the Company or its Subsidiaries for all the Company Mortgage Loans and the amount and the location of all letters of credit for all such Company Mortgage Loans. Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, all the Company Custodial Accounts and the Company Related Escrow Accounts are and have been since January 1, 2021 maintained in accordance with the Applicable Requirements. For purposes of this Agreement, (x) “Company Custodial Account” means (I) each trust account maintained by the Company or its subsidiaries, as servicer or subservicer pursuant to any of the Servicing Agreements, for the benefit of the applicable owner of the Company Mortgage Loan or other trustee and/or any applicable noteholders or certificate holders and (II) any amounts deposited or maintained therein and (y) “Company Related Escrow Accounts” means all funds maintained by the Company or any of its Subsidiaries in respect of the Company Mortgage Loans (other than the Company Custodial Accounts), including all buy-down funds, Tax and insurance funds and other escrow and impound amounts and similar charges (including interest accrued thereon held for the benefit of the mortgagors).

(f)            In connection with securitizations, except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have provided all servicer reports, certifications, attestations, certificates and information that were required to be prepared or otherwise provided by the Company or its Subsidiaries, as applicable (including as required under Regulation AB), pursuant to any Servicing Agreement, including any that were to be included in any Form 8-K (and/or Form 10-D) or Form 10-K, to the person designated for receipt in the applicable Servicing Agreement on a timely basis.

(g)            The Company and its Subsidiaries have at all times since January 1, 2020 complied with the Telephone Consumer Protection Act, state anti-spam and telephony laws, and all other applicable Laws governing marketing, promotion, and the transmission of unsolicited communications, except where the failure to comply would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.27  No Other Representations or Warranties.

(a)            Except for the representations and warranties expressly set forth in this Article IV or in any certificate delivered hereunder, neither the Company nor any other Person on behalf of the Company makes, or has made (and the Company, on behalf of itself, each of the Company’s Subsidiaries and their respective Affiliates and Representatives, hereby disclaims), any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Acquisition Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company, any of the Company’s Subsidiaries or any other Person except for those expressly set forth in this Article IV or in any certificate delivered hereunder. Except for the representations and warranties expressly set forth in this Article IV or in any certificate delivered hereunder, none of the Company, any of the Company’s Subsidiaries or any other Person makes (and the Company, on behalf of itself, each of the Company’s Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty (including as to completeness or accuracy) to Parent or Acquisition Sub with respect to, and none of the Company, the Company’s Subsidiaries or any other Person shall be subject to, any liability to Parent, Acquisition Sub or any other Person resulting from, the Company, the Company’s Subsidiaries or their respective Representatives providing or making available to Parent, Acquisition Sub or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent and/or its Representatives or Affiliates in connection with presentations by the Company’s management or information made available on any electronic data room for “Project Heisman” and maintained by the Company for purposes of the Merger, the Offer and the other transactions contemplated by this Agreement, including the electronic data room hosted by Datasite under the title Project Heisman (collectively, the “VDR”).

(b)            Except for the representations and warranties contained in Article V or in any certificate delivered hereunder, the Company acknowledges and agrees that (i) none of Parent, Parent’s Subsidiaries (including Acquisition Sub) or any other Person on behalf of Parent makes, or has made, any express or implied representation or warranty with respect to Parent or Acquisition Sub, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and the Company is not relying on any representation, warranty or other information of any Person except for those expressly set forth herein and (ii) no Person has been authorized by Parent, Parent’s Subsidiaries (including Acquisition Sub) or any other Person on behalf of Parent to make any representation or warranty relating to Parent or Acquisition Sub or their respective business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by the Company as having been authorized by either such entity.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1  Organization and Qualification. Each of Parent and Acquisition Sub is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority as would not have a Parent Material Adverse Effect. Each of Parent and Acquisition Sub is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Parent Material Adverse Effect. Unless available publicly on the SEC’s Electronic Data Gathering Analysis and Retrieval System, Parent has made available to the Company a copy of the Parent Organizational Documents, as currently in effect.

Section 5.2  Authority Relative to Agreement.

(a)            Parent and Acquisition Sub have all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger and the Offer. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary entity action by Parent and Acquisition Sub, and no other entity Action on the part of Parent and Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)            The board of directors or similar governing body of each of Parent and Acquisition Sub has unanimously approved the execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger.

Section 5.3  No Conflict; Required Filings and Consents.

(a)            Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will (i) violate any provision of Parent’s or its Subsidiaries’ certificate of incorporation or bylaws (or equivalent organizational documents), (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries (including Acquisition Sub) or by which any property or asset of Parent or any of its Subsidiaries (including Acquisition Sub) is bound or affected, (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any Contract to which Parent or any of its Subsidiaries (including Acquisition Sub) is a party, or by which any of their respective properties or assets is bound or (iv) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the properties or assets of the Parent or Acquisition Sub, other than, in the case of clauses (ii), (iii) and (iv), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not have a Parent Material Adverse Effect.

(b)            No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries (including Acquisition Sub) in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby (including the filing with the SEC of the Offer Documents), (ii) the filing of the Certificate of Merger with the Secretary in accordance with the DGCL, (iii) such filings as may be required in connection with the Taxes described in Section 8.6, (iv) such other items required solely by reason of the participation of the Company in the transactions contemplated hereby (v) compliance with and filings or notifications under the HSR Act or other Antitrust Laws, (vi) the consents and/or notices set forth on Section A(f) of the Company Disclosure Letter and (vii) such other Consents, registrations, declarations, filings or notices with or to any Governmental Authority the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 5.4  Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any present or former officer, director, manager or employee of Parent or any of its Subsidiaries (in such individuals’ capacity as such) that would have a Parent Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened seeking to prevent, enjoin, modify, materially delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 5.5  Absence of Certain Agreements. Other than the Support Agreement, neither Parent nor any of its Subsidiaries (including Acquisition Sub) has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against any Superior Proposal or (b) any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger.

Section 5.6  Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Affiliates (including Acquisition Sub) expressly for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time such document is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Acquisition Sub with regards to statements made therein based on information supplied by or on behalf of the Company (or any of its Affiliates) for inclusion therein.

Section 5.7  Capitalization of Acquisition Sub. The authorized share capital of Acquisition Sub consists of 100 shares, $0.01 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

Section 5.8  Sufficiency of Funds. As of the Offer Acceptance Time and Closing Date, as applicable, Parent and Acquisition Sub will have available to them cash and other sources of immediately available funds sufficient to (a) make all payments contemplated by this Agreement (including the payment of all amounts payable pursuant to Article I in connection with or as a result of the Offer and Article II in connection with or as a result of the Merger) to be paid at the Offer Acceptance Time and the Closing by the Company, Parent or Acquisition Sub; (b) repay, prepay or discharge (after giving effect to the Merger), to the extent applicable, the principal of and interest on, and all other indebtedness outstanding of the Company as contemplated by this Agreement; and (c) pay all fees and expenses required to be paid at the Closing by the Company, Parent or Acquisition Sub in connection with the Merger or the Offer. Parent and Acquisition Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger or any of the other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing.

Section 5.9  Brokers. No broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquisition Sub or any of their respective Subsidiaries.

Section 5.10  Share Ownership. None of Parent, Acquisition Sub or their respective Subsidiaries owns (directly or indirectly, beneficially or of record, including pursuant to a derivatives contract) any capital stock of the Company and none of Parent, Acquisition Sub or their respective Subsidiaries holds any rights to acquire any capital stock of the Company except pursuant to this Agreement.

Section 5.11  Management Agreements. Other than this Agreement, as of the date hereof there are no Contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Acquisition Sub or any of their Subsidiaries, on the one hand, and any member of the Company’s management or the board of directors, on the other hand, relating in any way to the Company (including relating to compensation and retention of the Company’s management), the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.12  Acknowledgment of Disclaimer of Other Representations and Warranties.

(a)            Each of Parent and Acquisition Sub acknowledges that it and its Representatives and applicable Affiliates (i) have received adequate access to (A) such books and records, facilities, properties, premises, equipment, Contracts and other properties and assets of the Company and its Subsidiaries which they and their Representatives and such Affiliates have desired or requested to see or review and (B) the VDR, (ii) have had adequate opportunity to meet with the officers and employees of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries and (iii) have had an adequate opportunity to make such legal, factual and other inquiries and investigation as they deem necessary, desirable or appropriate with respect to the Company and the Company Subsidiaries.

(b)            Except for the representations and warranties expressly set forth in this Article V or in any certificate delivered hereunder, neither Parent nor Acquisition Sub nor any other Person on behalf of Parent or Acquisition Sub makes (and Parent, on behalf of itself, its Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) and the Company has not relied on, any express or implied representation or warranty with respect to Parent, Acquisition Sub, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, including as to the accuracy or completeness of any information.

(c)            Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered hereunder, each of Parent and Acquisition Sub acknowledges and agrees that (i) none of the Company, the Company’s Subsidiaries or any other Person on behalf of the Company or any of the Company’s Subsidiaries makes, or has made, any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to the Company and its Subsidiaries respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Acquisition Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company or any Person except for those expressly set forth in Article IV or in any certificate delivered hereunder and (ii) no Person has been authorized by the Company, the Company’s Subsidiaries or any other Person on behalf of the Company to make any representation or warranty relating to the Company, its Subsidiaries or their respective its businesses or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, and if made, such representation or warranty shall not be relied upon by Parent or Acquisition Sub as having been authorized by such entity. Without limiting the generality of the foregoing, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered hereunder, Parent and Acquisition Sub acknowledge and agree that none of the Company, any of the Company’s Subsidiaries or any other Person has made a representation or warranty (including as to accuracy or completeness) to Parent or Acquisition Sub with respect to, and none of the Company, any of the Company’s Subsidiaries or any other Person shall be subject to any liability to Parent, Acquisition Sub or any other Person resulting from, the Company or any of the Company’s Subsidiaries or their respective Representatives or Affiliates providing, or making available, to Parent, Acquisition Sub or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent and/or its Representatives or Affiliates in connection with presentations by the Company’s management or in the VDR. Parent and Acquisition Sub acknowledge that there are uncertainties inherent in attempting to make estimates, projections, budgets, pipeline reports and other forecasts and plans, that they are familiar with such uncertainties and that Parent and Acquisition Sub are taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans. Each of Parent and Acquisition Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition (financial or otherwise), operations, assets and business of the Company and its Subsidiaries and, in making its determination to proceed with the Merger and the other transactions contemplated by this Agreement, each of Parent and Acquisition Sub has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article IV or in any certificate delivered hereunder and has not relied directly or indirectly on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1  Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as (a) may be required by Law, (b) the Company determines, in good faith, may be necessary or advisable in accordance with the COVID Measures, (c) may be consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (d) may be expressly required or expressly contemplated pursuant to this Agreement or (e) set forth in Section 6.1 of the Company Disclosure Letter, (x) the Company shall use its reasonable best efforts to conduct the business of the Company and its Subsidiaries in the ordinary course of business, and to the extent consistent therewith, the Company shall use its reasonable best efforts to preserve in all material respects its present relationships with key customers, suppliers, employees and other Persons with which it has material business relations (provided, however, that no action by the Company or any of its Subsidiaries, as applicable, with respect to matters specifically addressed by any provision of the immediately succeeding clause (y) shall be deemed a breach of the foregoing unless such action would constitute a breach of such provision of the immediately succeeding clause (y)); and (y) the Company shall not, and shall not permit any of its Subsidiaries to:

(a)            amend or otherwise change, in any respect (other than immaterial or ministerial changes) the Company Charter or the Company Bylaws (or such equivalent organizational or governing documents of any of its Subsidiaries);

(b)            split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights of the Company or any of its Subsidiaries (other than repurchases of shares of Company Common Stock in connection with the exercise, vesting or settlement of Company Equity Awards that (A) are outstanding as of the date hereof in accordance with their terms as in effect on the date hereof or (B) may be granted after the date hereof in compliance with Section 6.1(e));

(c)            issue, sell, pledge, dispose (or agree to issue, sell, pledge or dispose), encumber or grant any shares of its or its Subsidiaries’ capital stock or other equity interests (including any Company Securities), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or other equity interests (including any Company Securities), except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries; provided, however, that the Company may issue shares of Company Common Stock upon the exercise, vesting or settlement of Company Equity Awards that (A) are outstanding as of the date hereof in accordance with their terms as in effect on the date hereof or (B) may be granted after the date hereof in compliance with Section 6.1(e);

(d)            establish a record date for, authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than dividends paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(e)            except as required under the terms of a Company Benefit Plan or to the extent required by Law, (i) increase, or commit to increase, the compensation payable or to become payable or benefits provided or to be provided to any current or former director, officer or employee of the Company or any of its Subsidiaries, except as permitted by Section 6.1(e) of the Company Disclosure Letter, (ii) establish, adopt, enter into or materially amend any Company Benefit Plan (or any arrangement which in existence as of the date hereof would constitute a Company Benefit Plan), other than as permitted by Section 6.1(e) of the Company Disclosure Letter, (iii) enter into any collective bargaining agreement with any labor union, (iv) take any action to accelerate the vesting or payment date of any compensation or benefits, or the funding of any compensation or benefits, payable, provided or to become payable or provided under a Company Benefit Plan, or otherwise, (v) hire or engage any employee, other than hiring or engaging employees in the ordinary course of business to replace departed employees or (vi)  terminate, hire or engage any employee who is or upon hiring will become a Section 16 Officer, other than terminations for cause, as determined in the Company’s reasonable discretion ;

(f)            except as set forth in Section 6.1(e) of the Company Disclosure Letter, grant, commit to grant, confer or award any Company Equity Awards;

(g)            acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation or business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, any equity interest in or business of any Person, except with respect to any such transactions pursuant to agreements in effect prior to the execution of this Agreement and set forth on Section 6.1(g) of the Company Disclosure Letter;

(h)            incur, issue, or amend in any material respect the terms of, any indebtedness for borrowed money (including, for clarity, issuing or selling any debt securities or rights to acquire debt securities), or assume, guarantee or otherwise become liable for any indebtedness for any Person, in each case, greater than $1,000,000, except for indebtedness incurred under capital leases, purchase money financing, equipment financing and letters of credit, in each case, in the ordinary course of business or between or among the Company or any of its wholly-owned Subsidiaries;

(i)            enter into, modify, amend or terminate (other than expiration in accordance with their terms) any Company Material Contract other than in the ordinary course of business consistent with past practice and in a manner that is not materially adverse to the Company and its Subsidiaries;

(j)            make any change to its methods of accounting in effect at December 31, 2022, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP or (iii) as required by a change in applicable Law;

(k)            except as contemplated by this Agreement, adopt or enter into a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization (other than with respect to or among wholly owned subsidiaries of the Company);

(l)            settle, release, waive or compromise any pending material litigation other than (i) settlements or compromises of litigation (x) other than Transaction Litigation (which shall be governed by Section 6.19), (y) the settlement, payment, discharge or satisfaction of which does not result in the imposition of equitable or other non-monetary relief on, or the admission of wrongdoing by, the Company or any of its Affiliates and (z) for solely monetary payments in the aggregate where the amount paid (less the amount reserved for such matters by the Company or otherwise covered by insurance) in settlement or compromise, in each case, does not exceed, individually or in the aggregate, the amounts set forth in Section 6.1(l) of the Company Disclosure Letter or (ii) any litigation with respect to which an insurer (but neither the Company nor any of its Subsidiaries) has the right to control the decision to settle and results solely in a monetary obligation that is funded entirely by an insurance policy of the Company or any of its Subsidiaries;

(m)            (i) sell, assign, license (other than Non-Material Licenses), abandon, transfer or otherwise dispose of any material Company Intellectual Property Rights to any Person other than the Company or a Subsidiary of the Company, other than the expiration of such Company Intellectual Property Rights at the end of its maximum statutory term or abandonment of registrations or applications for Intellectual Property Rights in the ordinary course of business, or (ii) disclose any material trade secrets or other material confidential information, other than (A) to the Company or a Subsidiary of the Company or (B) pursuant to a written non-disclosure agreement (or similar obligation by operation of law) entered into in the ordinary course of business with reasonable confidentiality provisions (or similar protections) in favor of, the Company;

(n)            incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that are in excess of $100,000 individually or $250,000 in the aggregate;

(o)            (i) make, change, revoke, rescind, or otherwise modify any material tax election; (ii) materially amend or otherwise materially modify any material Tax Return; (iii) adopt, change, or otherwise modify any Tax accounting period or any material Tax accounting method; or (iv) settle, consent to, or compromise (in whole or in part) any material claim, liability, assessment, audit, examination, proceeding, or other litigation related to income or other material Taxes (including, without limitation, by entering into any closing or other settlement agreement with any Taxing Authority);

(p)            sell, transfer or assign to any Third Party any material line of business of the Company and its Subsidiaries, taken as a whole;

(q)            except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, sell, lease, assign, license, sublicense, convey, transfer, exchange or swap, or subject to any Lien (other than Permitted Liens) or otherwise dispose of or abandon any material right, property or asset (or material group of rights, properties or assets), other than such sales, leases, assignments, licenses, sublicenses, conveyances, transfers, exchanges, swaps or other dispositions of obsolete equipment in the ordinary course of business consistent with past practice;

(r)            adopt or implement any stockholder rights plan or similar arrangement;

(s)            modify, amend or terminate, or waive any provision of or intentionally breach any provision or condition of, the Originator Carveout Agreement; or

(t)            authorize, agree or commit to take, or enter into any Contract to do any of the foregoing.

Section 6.2  [Reserved].

Section 6.3  Appropriate Action; Consents; Filings.

(a)            In accordance with the terms and subject to the conditions of this Agreement (including Section 6.5), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VII to be satisfied as expeditiously as practicable (and in any event at least five (5) Business Days prior to the Termination Date), including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions, waiting period expirations or terminations, Consents and approvals from, and providing all necessary notices to, Governmental Authorities (including such actions, waiting period expirations or terminations, notices, surrenders, Consents and approvals contemplated by Section A(f) of the Company Disclosure Letter and including abandoning or surrendering any license, registration, or approval prior to the Offer Acceptance Time if and to the extent required by any such Governmental Authorities) necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger and the Offer, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any Action by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger (any such Action, “Merger Litigation”), (ii) the obtaining of all other necessary consents, approvals or waivers from Third Parties (provided that neither Parent nor the Company shall be required to make or agree to make any payment to such Third Parties or accept any material conditions or obligations with respect thereto), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Merger and the Offer, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Parent shall have the right to review and comment on all material filings or responses to be made by the Company in connection with any Merger Litigation, and the Company will in good faith take such comments into account and the Company shall not enter into any settlement without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Each of the parties hereto shall (A) promptly (and in no event later than ten (10) Business Days following the date hereof) make its filings under the HSR Act, (B) respond as promptly as practicable to any request under the HSR Act for additional information (including responding to any “second request”), documents or other materials received by such party from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or by any other Governmental Authority under any Antitrust Laws in respect of any such filings with respect to the transactions contemplated hereby, including the Merger and (C) act in good faith and reasonably cooperate with the other party in connection with any such filings (including, if requested by the other party, to consider all reasonable material additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of such agency or other Governmental Authority under any Antitrust Laws. In taking the foregoing actions, each of the Company and Parent shall act reasonably and as promptly as practicable. Notwithstanding anything in this Agreement to the contrary, obtaining any Third Party Consents or waivers pursuant to Section 6.3(a)(ii) above or otherwise shall not be a condition to the obligations of any party to consummate the Merger.

(b)            Without limiting anything in this Section 6.3, (i) none of the parties hereto or their respective Affiliates shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto   and (ii) Parent and Acquisition Sub agree to use reasonable best efforts to take promptly any and all steps necessary or as may be required by any Governmental Authority to avoid or eliminate each and every impediment and obtain all Consents under any Antitrust Laws that may be required by any Governmental Authority so as to enable the parties to consummate the transactions contemplated by this Agreement, including the Merger, as expeditiously as practicable (and in any event at least five (5) Business Days prior to the Termination Date), including committing to and effecting, by consent decree, hold separate order, trust or otherwise, (A) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of the Company or its Subsidiaries or of Parent or Acquisition Sub, (B) terminating, amending or assigning existing relationships and contractual rights and obligations of the Company or its Subsidiaries or of Parent or Acquisition Sub, (C) requiring Parent or Acquisition Sub or the Company or its Subsidiaries, to grant any right or other commercial accommodation to, or enter into any material commercial contractual or other commercial relationship with, any Third Party and (D) imposing limitations on Parent or Acquisition Sub or the Company or its Subsidiaries, with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets; provided however that, in the case of all such actions, including those described in the foregoing clauses (A) through (D), and notwithstanding anything else to the contrary in this Agreement or in this Section, neither Parent nor or any of its Affiliates shall be required to, and none of the Company or any of its Subsidiaries shall commit to (other than with the written consent of Parent), take such actions that, individually or in the aggregate with all other such requirements, would reasonably be expected to have a material adverse effect on Parent and its Affiliates (including the Company and its Subsidiaries) on a scale as measured against the Company and its subsidiaries; and provided that any such action contemplated by clause (ii) above is conditioned upon the consummation of the transactions contemplated by this Agreement.

(c)            Parent and the Company shall each keep the other apprised of the status of matters relating to providing the requisite notices to, and obtaining Consents and approvals from, Governmental Authorities set forth on Section 6.3 of the Company Disclosure Letter, and the Company shall take such actions related thereto as set forth on Section 6.3 of the Company Disclosure Letter.  Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings, notices or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any material presentations or submissions to a Governmental Authority, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority or by Law, and (iv) supplying each other with copies of all material correspondence, submissions or written communications between either party and any Governmental Authority with respect to this Agreement. The Company and Parent, in their respective sole and absolute discretion, may redact material as necessary to comply with contractual arrangements, address reasonable attorney-client or other privilege or confidentiality concerns, exclude any information relating to Company valuation and similar matters relating to the transactions contemplated herein, or designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(d)            Parent and Acquisition Sub shall not (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or (ii) take or agree to take any other action (including entering into or agreeing to enter into any material license, joint venture or other transaction), in each case, other than in the ordinary course of business, that would reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, approval from, or avoiding an Action by, any Governmental Authority under Antitrust Laws necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Authority entering an Order under Antitrust Laws prohibiting the consummation of the transactions contemplated by this Agreement or (C) otherwise materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 6.4  Access to Information; Confidentiality. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to Parent and its Representatives reasonable access, at Parent’s sole cost and expense, in a manner not disruptive in any material respect to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable advance notice throughout the period commencing on the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, to the properties, management personnel, Contracts, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information (to the extent not publicly available) concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub if such disclosure would, in the reasonable judgment of the Company, (a) violate applicable Law or the provisions of any Contract to which the Company or any of its Subsidiaries is a party or (b) jeopardize any attorney-client or other legal privilege (provided, in each case, that the Company shall give Parent notice of any information so withheld and the parties shall cooperate in seeking to allow disclosure of such information in a manner that is not reasonably likely to cause significant competitive harm, violate applicable Law or Contract or cause any waiver of privilege); provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater, air or other environmental medium or similar invasive techniques at any of the properties owned, operated or leased by the Company or its Subsidiaries. Notwithstanding anything herein to the contrary, the Company shall not be required to provide access or make any disclosure to Parent pursuant to this Section 6.4 to the extent that such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. No investigation or access permitted pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent agrees that it will not, and will cause its Representatives and Affiliates (including Acquisition Sub) not to, use any information obtained pursuant to this Section 6.4 for any competitive or other purpose unrelated to the transactions contemplated by this Agreement. The Confidentiality Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder and, if this Agreement is terminated prior to the Effective Time, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms prior to giving effect to the execution of this Agreement.

Section 6.5  Non-Solicitation; Competing Proposals.

(a)            Except as expressly permitted by this Agreement, from the execution of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, the Company shall, and shall cause its Subsidiaries and each of its and their respective directors and officers to, and shall instruct and use its reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal or any inquiry, discussion or request that would reasonably be expected to lead to a Competing Proposal, and the Company shall promptly (and in any event within two (2) Business Days of the date hereof) request in writing that each Third Party that has previously executed a confidentiality or similar agreement promptly return to the Company or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of such confidentiality agreement. Except as otherwise provided in this Section 6.5, from the execution of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, the Company shall not, and shall cause its Subsidiaries and each of its and their respective directors and officers not to, and shall instruct and use its reasonable best efforts to cause its other Representatives not to, (i) initiate, solicit, propose, knowingly facilitate or knowingly encourage the making of any Competing Proposal or any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal, (ii) participate or engage in negotiations or discussions (other than informing Persons of the provisions contained in this Section 6.5 in response to a bona fide, unsolicited inquiry) with, or furnish any nonpublic information to, any Person relating to a Competing Proposal or any inquiry, proposal or request that constitutes or would reasonably be expected to lead to a Competing Proposal, (iii) grant access to the properties, books, records or personnel of the Company or its Subsidiaries to any Person relating to any Competing Proposal or any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal, (iv) grant any waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into, this Agreement) of any Third Party under any standstill or confidentiality agreement; provided that, notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate (to the extent not automatically waived or terminated upon the announcement of, or entry into, this Agreement) any “standstill” or similar obligation of any Third Party with respect to the Company or any of its Subsidiaries to allow such Third Party to make a Competing Proposal if failure to so waive or terminate would be inconsistent with the Company’s directors’ fiduciary duties to the stockholders of the Company under applicable Law or (v) approve, endorse, recommend, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or Contract relating to a Competing Proposal or any proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal (other than an Acceptable Confidentiality Agreement in accordance with the provisions of Section 6.5(c)) (any such letter of intent, memorandum of understanding, agreement or Contract, an “Alternative Acquisition Agreement”).

(b)            From the execution of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, as promptly as reasonably practicable, and in any event within one (1) calendar day of receipt by the Company or any of its Representatives of any Competing Proposal or any inquiry, proposal or request that constitutes or would reasonably be expected to lead to any Competing Proposal, deliver to Parent a written notice setting forth: (i) the identity of the Third Party making such Competing Proposal or inquiry, proposal or request and (ii) the material terms and conditions of any such Competing Proposal or such inquiry, proposal or request (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto). The Company shall keep Parent reasonably informed of the status and any material amendment or modification of (and supplementally provide the terms of) any such Competing Proposal, inquiry, proposal or request on a prompt basis, and the status of any discussions or negotiations, and in any event within one (1) calendar day following the Company’s receipt in writing of such an amendment or modification.

(c)            Notwithstanding anything to the contrary in this Agreement, but subject to compliance with the rest of this Section 6.5, at any time prior to the Offer Acceptance Time, in the event that the Company receives a bona fide, unsolicited Competing Proposal from any Person which did not result from a material breach of this Section 6.5, (i) the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (ii) the Company and its board of directors and their respective Representatives may engage in negotiations or discussions with, or furnish any information and other access to, any Person making such Competing Proposal and its Representatives or potential sources of financing if the Company’s board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal; provided that (i) prior to furnishing any material nonpublic information concerning the Company or its Subsidiaries, the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company, an executed confidentiality agreement with such Person containing confidentiality terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not contain a standstill provision or otherwise restrict the making, or amendment, of a Competing Proposal to the Company or the Company’s board of directors (such confidentiality agreement, an “Acceptable Confidentiality Agreement”) and (ii) any such material nonpublic information so furnished in writing shall be promptly made available to Parent to the extent it was not previously made available to Parent or its Representatives.

(d)            Except as otherwise provided in this Agreement, the board of directors of the Company shall not (i) (A) withdraw, withhold, qualify or modify, or propose publicly or otherwise to withdraw, withhold, qualify or modify, in a manner adverse to Parent or Acquisition Sub, or fail to make, the Company Recommendation, (B) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, to the Company’s stockholders, or otherwise declare advisable, any Competing Proposal, (C) fail to publicly recommend against any Competing Proposal or fail to publicly reaffirm the Company Recommendation, in each case, within five (5) Business Days after Parent so requests in writing following a publicly announced Competing Proposal, (D) fail to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Proposal or make any recommendation or public statement in connection with a tender or exchange offer that constitutes a Competing Proposal other than a recommendation against such offer or a “stop, look and listen” communication by the Company’s board of directors or (E) fail to include the Company Recommendation in the Schedule 14D-9 (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or allow the Company or any of its Subsidiaries to execute, approve or enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement in accordance with the terms of Section 6.5(c)). The Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents, unless previously withdrawn pursuant to an Adverse Recommendation Change made in accordance with this Section 6.5(d). Notwithstanding anything in this Agreement to the contrary, at any time prior to the Offer Acceptance Time, the board of directors of the Company may (A) make an Adverse Recommendation Change in response to an event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to a Competing Proposal or Superior Proposal, or any proposal which constitutes or would reasonably be expected to lead to a Competing Proposal or Superior Proposal) that was neither known to, nor reasonably foreseeable by, the Company’s board of directors as of the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable to the Company’s board of directors as of the date of this Agreement) (an “Intervening Event”) (where, for the avoidance of doubt, (x) the fact in and of itself that the Company meets or exceeds projections, forecasts or estimates (it being understood that the underlying causes of (or contributors to) such performance that are not otherwise excluded from the definition of “Intervening Event” may be taken into account) and (y) changes in and of themselves in the price of the Company Common Stock or the trading volume thereof shall be considered known and reasonably foreseeable occurrences (it being understood that the underlying causes of (or contributors to) such changes in price or trading volume that are not otherwise excluded from the definition of “Intervening Event” may be taken into account)), only if the board of directors of the Company has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law or (B) if the Company has received a bona fide, unsolicited Competing Proposal which did not result from a material breach of this Section 6.5 and that is not withdrawn, and the board of directors of the Company has determined in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal constitutes a Superior Proposal, make an Adverse Recommendation Change, if and only if, the board of directors of the Company has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and the Company has complied in all material respects with this Section 6.5 with respect to such Competing Proposal and the Person making such Competing Proposal; provided, however, that no Adverse Recommendation Change may be made  unless and until: (i) the fourth (4th) Business Day (the “Notice Period”) following Parent’s receipt of a written notice from the Company advising Parent of the Company’s board of directors’ intent to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”), which Notice of Adverse Recommendation shall specify in reasonable detail the applicable Intervening Event or Superior Proposal and shall specify the terms and conditions (and include the most current version of each proposed Contract providing for such Superior Proposal, including any Contract relating to financing) of any such Competing Proposal which the board of directors of the Company has concluded constitutes a Superior Proposal and the identity of the Person making such Competing Proposal, (ii) during the Notice Period, if requested by Parent, the Company and its Representatives shall negotiate with Parent and its Representatives in good faith (to the extent Parent so desires to negotiate) to make adjustments to the terms and conditions of this Agreement so that either the failure to make an Adverse Recommendation Change in response to such Intervening Event would no longer be reasonably expected to be inconsistent with the fiduciary duties of the board of directors of the Company under applicable Law or such Competing Proposal would cease to constitute a Superior Proposal, as appropriate, and (iii) in determining whether to make such Adverse Recommendation Change, the board of directors of the Company shall take into account any changes to the terms of this Agreement timely proposed by Parent in response to a Notice of Adverse Recommendation during the Notice Period (as may be extended). Any material revision to any Competing Proposal shall require a new Notice of Adverse Recommendation and the Company shall be required to comply again with the requirements of this Section 6.5(d); provided that the new Notice Period shall be three (3) Business Days (but in no event shorter than the original four (4) Business Day Notice Period).

(e)            Nothing in this Agreement shall restrict the Company or the board of directors of the Company from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law with regard to a Competing Proposal (it being agreed that a “stop, look and listen” communication by the board of directors to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that solely describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change or give rise to a Parent termination right pursuant to Section 8.1(d)(iii)); provided that the Company does not make any recommendation in connection therewith other than a recommendation against such offer.

(f)            For purposes of this Agreement:

(i)            “Competing Proposal” shall mean any bona fide written proposal or offer made by any Person (other than Parent, Acquisition Sub or any of their respective Affiliates) or group of Persons as defined in Section 13(d)(3) of the Exchange Act (x) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) (or the right to acquire beneficial ownership) of more than twenty percent (20%) of the total outstanding equity securities of the Company (by vote or value) pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer (including a self-tender offer), exchange offer, liquidation, dissolution or similar transaction or (ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute more than twenty percent (20%) of the revenues, earnings or assets of the Company and its Subsidiaries, taken as a whole, (y) with respect to the issuance, sale or other disposition, directly or indirectly to any Person (other than Parent, Acquisition Sub or any of their respective Affiliates) or group of Persons as defined in Section 13(d)(3) of the Exchange Act, of securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 20% of the voting power of the Company, or (z) with respect to any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or its Subsidiaries pursuant to which any Person or group of Persons would have beneficial ownership (as defined pursuant to Section 13(d)(3) of the Exchange Act) of securities representing more than 20% of the total outstanding equity securities of the Company (by vote or value) after giving effect to the consummation of such transaction.

(ii)            “Superior Proposal” shall mean a Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party that the board of directors of the Company has determined in good faith, after consultation with its outside legal counsel and financial advisors and considering all legal, regulatory and financing aspects of such Competing Proposal as the board of directors of the Company considers to be appropriate (including the identity of the Third Party), is reasonably likely to be consummated in accordance with its terms, and if consummated would be more favorable, from a financial point of view, to the Company’s stockholders than the transactions contemplated by this Agreement (taking into account any changes to the terms of this Agreement proposed by Parent to the Company in writing in response to such Competing Proposal under the provisions of Section 6.5(d)).

(g)            Any breach of this Section 6.5 by any director, officer or Representative of the Company or any of its Subsidiaries will be deemed to be a breach of this Agreement by the Company.

Section 6.6  Directors’ and Officers’ Indemnification and Insurance.

(a)            Parent and Acquisition Sub agree that all rights to exculpation, indemnification, contribution and advancement of expenses for facts, events, acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors, officers or employees of (or in a comparable role with) the Company or its Subsidiaries, or any person serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of (or in a comparable role with) another Person (the “D&O Indemnified Parties”), as the case may be, in each case, as provided in the respective organizational documents of the Company or its Subsidiaries or any indemnification or similar agreements as of the date of this Agreement, shall survive the acceptance of Shares for payment pursuant to the Offer and the Merger and shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall and shall cause the Surviving Corporation and its Subsidiaries to perform such obligations thereunder. Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification, advancement of expenses and limitation of director, officer and employee (or comparable) liability that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the date of this Agreement, which provisions thereafter shall not, for a period of at least six (6) years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties except as required by applicable Law.

(b)            Without limiting the foregoing, Parent shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend, hold harmless and advance expenses to the D&O Indemnified Parties with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law; and (ii) pay in advance of the final disposition of any Action against any D&O Indemnified Party the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt, if required by the DGCL, the Surviving Corporation’s organizational documents or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such D&O Indemnified Party is not permitted to be indemnified under applicable Law. Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action to which any D&O Indemnified Parties are parties, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the Action from all liability arising out of such Action.

(c)            For at least six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its other Subsidiaries to, maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance in effect as of the Closing Date and maintained by the Company or any of its Subsidiaries (which insurance coverage shall be substantially the same as in effect as of the date of this Agreement), as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies (with insurance carriers having an A.M. Best financial strength rating of least an “A”) for the Company and the D&O Indemnified Parties who are covered by such Existing D&O Insurance Policies, in either case, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred fifty percent (350%) of the aggregate annual premium currently paid by the Company or any of its Subsidiaries for the Existing D&O Insurance Policies (the “Maximum Amount”), but in such case shall purchase as much of such coverage as possible for such amount). In lieu of such insurance, prior to the Effective Time, the Company may purchase prepaid, non-cancellable six (6)-year “tail” directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (“Tail Coverage”), effective as of the Effective Time, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided that the premium for such Tail Coverage shall not exceed the Maximum Amount), and Parent shall cause the Surviving Corporation (or its applicable Subsidiaries) to maintain such Tail Coverage in full force and effect, without any modification, and continue to honor the obligations thereunder, in which event Parent shall cease to have any obligations under the first sentence of this Section 6.6(c).

(d)            In the event that Parent, the Surviving Corporation, any of the Company’s Subsidiaries or any of their successors or assigns shall (i) consolidate with or merge or amalgamate into any other Person and shall not be the continuing or surviving company or entity of such consolidation, merger or amalgamation or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent, the Surviving Corporation, any such Subsidiary or all or substantially all of its or their properties and assets, as the case may be, assumes the obligations set forth in this Section 6.6.

(e)            The D&O Indemnified Parties are third-party beneficiaries of this Section 6.6. The provisions of this Section 6.6 shall survive the Merger and are intended to be for the benefit of, and enforceable by, each D&O Indemnified Party and his or her successors, heirs or representatives. The Surviving Corporation shall pay all reasonable expenses, including reasonable, documented attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.6. The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such D&O Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, applicable Law or otherwise.

(f)            Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing) is made against any of the D&O Indemnified Parties on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 6.6 shall continue in effect until the final disposition of such claim.

Section 6.7  Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger, the Offer or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger, the Offer or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (b) any Action commenced against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to this Agreement, the Merger, the Offer or the transactions contemplated hereby.

Section 6.8  Public Announcements. Except as otherwise contemplated by Section 6.5 or in connection with any litigation among the parties regarding this Agreement, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their respective Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto (in which case the disclosing party shall use its reasonable best efforts to consult with the other party prior to such disclosure) or is consistent with prior communications previously consented to by the other parties. In addition, the Company may, without Parent or Acquisition Sub’s consent, communicate to its employees, customers, suppliers and consultants with respect to this Agreement and the transactions contemplated hereby; provided that such communication is consistent with prior communications of the Company or a communications plan agreed to by Parent and the Company.

Section 6.9  Employee Benefits.

(a)            Employees of the Company or its Subsidiaries immediately prior to the Effective Time who remain employees of Parent, the Surviving Corporation or any of their Subsidiaries immediately following the Effective Time are hereinafter referred to as the “Continuing Employees.” For the period commencing at the Effective Time and ending on the date that is twelve (12) months following the Effective Time occurs (such period, the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide for each Continuing Employee, for so long as such Continuing Employee remains employed during the Continuation Period, (i) at least the same base salary and base wage rate provided to such Continuing Employee immediately prior to Effective Time, (ii) short-term cash incentive compensation opportunities (excluding any equity or equity-based, change in control, retention, transaction or similar incentive opportunities) that are substantially comparable in the aggregate to the short-term cash incentive compensation opportunities (excluding any equity or equity-based, change in control, retention, transaction or similar incentive opportunities) provided to each such Continuing Employee immediately prior to the Effective Time and (iii) employee benefits (excluding equity or equity-based, defined benefit pension, severance, change in control, retention and nonqualified deferred compensation and retiree or post-termination health or welfare benefits) that are substantially comparable in the aggregate (including with respect to the proportion of employee cost) to such employee benefits (excluding equity or equity-based, defined benefit pension, nonqualified deferred compensation and retiree or post-termination welfare benefits or compensation) provided to such Continuing Employee immediately prior to the Effective Time. Without limiting the generality of the foregoing, during the Continuation Period Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, severance payments and benefits to each Continuing Employee whose employment is terminated during such period that are no less favorable than the severance payments and benefits that such Continuing Employee would have been eligible to receive upon a termination of employment under any applicable severance plan, policy, practice or arrangement sponsored or maintained by the Company or any of its subsidiaries in accordance with the terms of such arrangement as in effect immediately prior to the Effective Time and set forth on Section 4.12(a) of the Company Disclosure Letter and provided to Parent prior to the date hereof or, if greater, the severance payments and benefits that are provided to similarly situated employees of Parent and its Subsidiaries at the time of such termination.

(b)            Parent hereby acknowledges that consummation of the Merger will constitute a “change in control” (or similar term) of the Company under the terms of the Company Benefit Plans, as applicable.

(c)            For purposes of determining eligibility to participate, vesting and, with respect to vacation and paid time off benefits only, level of benefits, where length of service is relevant under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries in which a Continuing Employee participates immediately after the Effective Time (collectively, the “New Plans”), such Continuing Employee shall receive service credit for his or her years of service with the Company and its Subsidiaries (and any respective predecessors) prior to the Effective Time to the same extent and for the same purpose as such service credit was granted under the corresponding Company Benefit Plan in which such Continuing Employee participated prior to the Effective Time, except for purposes of benefit accrual under any defined benefit pension plan, for any purpose under any equity-based plan or to the extent any such service credit would result in the duplication of benefits or compensation. In addition and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) such Continuing Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall use commercially reasonable best efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan in which such Continuing Employee participated immediately prior to the Effective Time and (B) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)            Unless otherwise requested by Parent in writing not less than ten days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary and appropriate to terminate all Company Benefit Plans that contain a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “401(k) Plans”), with such termination of the 401(k) Plans to be effective no later than the day immediately preceding the Closing Date (but contingent upon the Closing). For any 401(k) Plans to be terminated as described in this Section 6.9(d), the Company shall deliver to Parent, no later than the day immediately preceding the Closing Date, evidence that its board of directors has validly adopted resolutions to terminate such 401(k) Plans. The form and substance of such resolutions shall be subject to Parent’s review and comment (which comments will be considered in good faith by the Company) and shall be delivered to Parent in draft form at least (3) three Business Days before their adoption. To the extent the 401(k) Plans are terminated pursuant to this Section 6.9(d) hereof, Parent shall establish or make available to Continuing Employees a replacement 401(k) plan effective as of the Closing Date and shall credit to Continuing Employees for all purposes under such replacement 401(k) plan all service credited by the Company or any of its Subsidiaries prior to the Closing under the 401(k) Plans, and shall cause such plan to accept rollovers of account balances (including outstanding plan loans) of Continuing Employees from the 401(k) Plans, at the Continuing Employee’s election.

(e)            Notwithstanding anything in this Section 6.9 to the contrary, nothing in this Agreement whether express or implied, shall (i) be treated as an establishment, amendment or other modification of any Company Benefit Plan, New Plan or any other employee benefit or compensation plans of the Company, Parent or any of their Affiliates or as a guarantee of employment or service for any employee of the Company or any of its Subsidiaries, any Continuing Employee or any other Person or (ii) create any rights or benefits (including any third-party beneficiary rights) in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual), other than the parties to this Agreement.

Section 6.10  Conduct of Business by Parent Pending the Merger. Parent and Acquisition Sub covenant and agree with the Company that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent and Acquisition Sub shall not amend or otherwise change any of the Parent Organizational Documents, except as may be agreed in writing by the Company and except for any amendments or changes as would not reasonably be expected to prevent, delay or impair the ability of Parent and Acquisition Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section 6.11  Repayment of Indebtedness. In connection with and conditioned upon the Effective Time, Parent shall (or shall cause an Affiliate to) provide and make available to the Company in immediately available funds in an amount equal to the amount necessary for the Company and its Subsidiaries to repay and discharge in full all amounts outstanding or otherwise due and owing pursuant to the terms of the financing arrangements set forth on Section 6.11(a) of the Company Disclosure Letter (the “Company Debt”), including accrued interest thereon and all fees and other obligations (including penalties or other charges or amounts that become payable thereunder as a result of the prepayment thereunder or the consummation of the transactions contemplated at the Closing or that may become due and payable at the Effective Time) of the Company or any of its Subsidiaries thereunder (collectively, the “Debt Payoff Amount”). Subject to Parent’s compliance with the previous sentence, the Company shall pay the Debt Payoff Amount to the counterparties under the Company Debt as promptly as practicable following the date the Company receives such Debt Payoff Amount. The Company shall on or prior to the Closing Date, provide Parent with a customary payoff letter (the “Payoff Letter”), which Payoff Letter shall set forth the aggregate amount required to satisfy in full all such indebtedness of the Company or any of its Subsidiaries set forth on Section 6.11(b) of the Company Disclosure Letter to be discharged at the Closing and provide for the automatic release of Liens upon the payment of such amount.

Section 6.12  Acquisition Sub. Parent shall take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate Offer and the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Offer Acceptance Time, Acquisition Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement. Any Consent or waiver by Parent under this Agreement shall be deemed to also be a Consent or waiver by Acquisition Sub.

Section 6.13  No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, Acquisition Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Offer Acceptance Time. Prior to the Offer Acceptance Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.14  Rule 16b-3 Matters. Prior to the Offer Acceptance Time, the Company may take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15  Stock Exchange Matters. Each of the parties hereto agrees to cooperate with each other in taking or causing to be taken all actions necessary for the Company’s securities to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.16  Takeover Laws. If any Takeover Law shall become applicable to any of the transactions contemplated hereby, including the Merger of the Offer, the Company and the members of the Company’s board of directors shall grant such approvals and take such actions as are reasonably necessary to eliminate or minimize the effects of such Takeover Laws on the transactions contemplated hereby.

Section 6.17  Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Laws, the compensation committee of the Board of Directors (each member of which is an “independent director” within the meaning of the applicable NASDAQ rules and is an “independent director” within the meaning of Rule 14d-10(d)(2) under the Exchange Act), at a meeting duly called and held, will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each Company Benefit Plan and other agreement, arrangement or understanding between Acquisition Sub, the Company or their respective Affiliates and any of the officers, directors or employees of the Company or its Subsidiaries that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

Section 6.18  Termination of Principal Stockholder Arrangements. Concurrently with the Offer Acceptance Time, the Company shall cause all transactions, agreements, arrangements or understandings described in clause (y) of Section 4.25 (including those set forth on Section 6.18(a) of the Company Disclosure Letter) other than those set forth on Section 6.18(b) of the Company Disclosure Letter, to be terminated with no liability or further obligation following the Closing of the Company.

Section 6.19  Transaction Litigation. Between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (c) give due consideration, and consider in good faith, Parent’s view with respect to any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree or offer to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1  Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company, Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:

(a)            no Governmental Authority of competent jurisdiction in any jurisdiction in which the Company, Parent or any of their respective Affiliates have any business operations shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger; and

(b)            Acquisition Sub (or Parent on Acquisition Sub’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1  Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, as follows:

(a)            by mutual written consent of each of Parent and the Company at any time prior to the Offer Acceptance Time; or

(b)            by either Parent or the Company, if:

(i)            at any time prior to the Offer Acceptance Time, the Merger shall not have been consummated on or before 5:00 p.m. (New York City time) on May 10, 2024 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Offer to be consummated on or before such date; or

(ii)            prior to the Effective Time, any Governmental Authority of competent jurisdiction described in Section 7.1(a), shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under this Agreement (including as set forth in Section 6.3); or

(c)            by the Company, if:

(i)            at any time prior to the Offer Acceptance Time, Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would have a Parent Material Adverse Effect and (B) is not capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder so as to cause any of the conditions set forth in clause (b) or (d) of Exhibit A; or

(ii)            (A) if following the expiration of the Offer, Acquisition Sub shall have failed to accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in Section 1.1(i) or (B) if following the Offer Acceptance Time Acquisition Sub shall have failed to purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in Section 1.1(i); or

(d)            by Parent, if:

(i)            any Principal Stockholder shall have breached (x) its covenant set forth in Section 3 of the Support Agreement, (y) any covenant set forth in the Support Agreement which breach would impede or reasonably be expected to impede its ability to fully comply with Section 3 of the Support Agreement or (z) any covenant set forth in the Support Agreement which breach would make or reasonably be expected to make Section 3 of the Support Agreement ineffective for its contemplated purposes;

(ii)            the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any of the conditions set forth in clause (b) or (d) of Exhibit A, and (B) is not capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder so as to cause a Parent Material Adverse Effect; or

(iii)            at any time prior to the Offer Acceptance Time, the board of directors of the Company shall have made an Adverse Recommendation Change.

Section 8.2  Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any party (or any partner, member, stockholder, director, officer, employee, Affiliate or Representative of such party) to the other parties, as applicable, except that this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing, but subject to Section 8.3(c), no termination of this Agreement will relieve any party from any liability for fraud or any willful and material breach of this Agreement by such party prior to termination. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with its terms.

Section 8.3  Termination Fees.

(a)            In the event that:

(i)            (A) a Third Party shall have made to the Company or directly to the Company’s stockholders a Competing Proposal, or any Competing Proposal shall have been publicly made or disclosed, after the date of this Agreement, (B) this Agreement is subsequently terminated by Parent or the Company pursuant to Section 8.1(b)(i) or by Parent pursuant to (x) Section 8.1(d)(i) or (y) Section 8.1(d)(ii) as a result of a knowing and intentional breach of any covenant or agreement under this Agreement by the Company, and any such Competing Proposal had not been withdrawn at least five (5) Business Days prior to the event giving rise to the termination of this Agreement, and (C) within twelve (12) months of such termination of this Agreement, the Company consummates a transaction involving a Competing Proposal or enters into an Alternative Acquisition Agreement providing for the consummation of a Competing Proposal (which is subsequently consummated); provided, however, that for purposes of this Section 8.3, the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”; or

(ii)            this Agreement is terminated by Parent pursuant to Section 8.1(d)(iii),

then the Company shall, (A) in the case of clause (i) above, on the date of the consummation of such transaction involving a Competing Proposal, or (B) in the case of clause (ii) above, no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of Parent, the Termination Fee (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).

(b)            Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.3(c) and Section 9.9, Parent’s receipt in full of the Termination Fee pursuant to Section 8.3(a), together with any Enforcement Expenses, in circumstances where the Termination Fee is owed pursuant to Section 8.3(a), shall constitute the sole and exclusive remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s) (in circumstances where the Termination Fee is owed pursuant to Section 8.3(a)), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(c)            Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii)  the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of two percent (2%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law (collectively, “Enforcement Expenses”).

Section 8.4  Amendment. This Agreement may be amended by mutual agreement of the Company and Parent at any time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5  Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance for its benefit of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties made to it by another party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition for its benefit contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6  Expenses; Transfer Taxes. Except as expressly set forth herein (including the following sentence), all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not such transactions are consummated; provided that Parent shall pay all costs and Expenses in connection with the filings of the notification and report forms under any Antitrust Laws in connection with the transactions contemplated by this Agreement. Parent shall or, following the Effective Time, shall cause the Surviving Corporation to, timely and duly pay one half of all transfer, stamp and documentary Taxes or fees that are imposed in connection with the transactions contemplated by this Agreement (“Transfer Taxes”), and the Principal Stockholders shall pay one half of all Transfer Taxes, provided that the Company shall bear any Transfer Taxes imposed on the transfer of Shares hereunder by any stockholder other than the Principal Stockholders; provided, further, that, for the avoidance of doubt, that any Taxes imposed on income or gains as a result of the transactions contemplated by this Agreement shall be for the account of the applicable Company stockholder or holder of Company Options, Company RSUs, Company PSUs, or any other interest in the Company, and provided, further, that if payment of the Merger Consideration is to be made to a Person other than the Person in whose name the Book-Entry Evidence is registered, it shall be a condition precedent of payment that the Person requesting such payment shall have paid any transfer, stamp and documentary Taxes or fees required by reason of the payment of the Merger Consideration to such other Person or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1  Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any instrument delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.6 and Section 6.9.

Section 9.2  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by electronic mail, addressed as follows:

if to Parent or Acquisition Sub:

Mr. Cooper Group, Inc.
8950 Cypress Waters Blvd,
Coppell, TX 75019
Attention:                   Carlos Pelayo
E-mail:                           Carlos.Pelayo@mrcooper.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:                     David E. Shapiro
Mark F. Veblen
                                                    Jenna E. Levine
Email:                                DEShapiro@wlrk.com
MFVeblen@wlrk.com
                                                    JELevine@wlrk.com

if to the Company:

Home Point Capital Inc.
2211 Old Earhart Road, Suite 250
Ann Arbor, MI 48105
Attention:                   Legal
Email:                             legal@hpfc.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Email:                          david.feirstein@kirkland.com
                                               peter.fritz@kirkland.com
Attention:                David B. Feirstein, P.C. and Peter C. Fritz

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.2.

Section 9.3  Interpretation; Certain Definitions.

(a)            The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)            Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter, if it is reasonably apparent on the face of such disclosure that such disclosure relates to any such other Section. The inclusion of any item in the Company Disclosure Letter shall not be deemed to be an acknowledgement that the information is required to be disclosed or admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c)            The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to articles, sections, clauses, paragraphs, exhibits, annexes and schedules are to the articles, sections, clauses and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date set forth in the Preamble, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole, after giving effect to the transactions contemplated by the Originator Carveout Agreement. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States of America. All references to “U.S.” or the “United States” are to the United States of America, including its territories and possessions. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise specified, the words “made available to” or “delivered to” Parent or Acquisition Sub (or words of similar import) mean the documents that were posted to the VDR prior to 11:00 p.m. Eastern Time on the Business Day prior to the date hereof.

Section 9.4  Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Sections 8.3(b) and 8.3(c) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.

Section 9.5  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided that Parent or Acquisition Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates at any time (except any such assignment which would, or would reasonably be expected to, prevent, delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement), (b) after the Effective Time, to any parties providing secured debt financing for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such secured debt financing, and (c) after the Effective Time, to any Person; provided that any assignment by Parent or Acquisition Sub shall not relieve Parent or Acquisition Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.

Section 9.6  Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

Section 9.7  No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the D&O Indemnified Parties (with respect to Section 6.6 from and after the Effective Time), and (B) the Company Related Parties (with respect to Section 8.3) are express third-party beneficiaries of this Agreement.

Section 9.8  Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.9  Specific Performance. The parties hereto acknowledge and agree that (i) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (ii) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (iii) neither the ability of either party hereto to recover damages for fraud or any willful and material breach of this Agreement nor the provisions of Section 8.3 are intended to and do not adequately compensate the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (iv) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. The parties hereto agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Acquisition Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the parties hereto pursuant to this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 9.9, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, and (y) nothing set forth in this Section 9.9 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.9 prior to, or as a condition to, exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 9.9 or anything set forth in this Section 9.9 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 9.10  Consent to Jurisdiction.

(a)            Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement and (e) agrees that each of the other parties hereto shall have the right to bring any Action for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)            Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.10(a) in any such Action by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11  Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.12  WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13  Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MR. COOPER GROUP INC.

By:	/s/ Kurt Johnson
	Name:	Kurt Johnson
	Title:	Executive Vice President, Chief Financial Officer

HEISMAN MERGER SUB, INC.

By:	/s/ Kurt Johnson
	Name:	Kurt Johnson
	Title:	President and Treasurer

[Signature Page to Agreement and Plan of Merger]
66

HOME POINT CAPITAL INC.

By:	/s/ William A. Newman
	Name:	William A. Newman
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Appendix A

As used in this Agreement, the following terms shall have the following meanings:

“401(k) Plans” shall have the meaning set forth in Section 6.9(d).

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.5(c).

“Acquisition Sub” shall have the meaning set forth in the Preamble.

“Action” shall mean any claim, demand, charge, complaint, grievance, action, suit, summons, citation or subpoena, arbitration, or any audit, proceeding or investigation of any kind or nature, whether civil, criminal, regulatory or otherwise, at law or in equity by or before (or that could come before) any Governmental Authority.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.5(d).

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Aggregate Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than (i) those shares cancelled pursuant to Section 3.1(a) and (ii) Dissenting Shares) immediately prior to the Effective Time multiplied by (y) the Merger Consideration.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.5(a).

“Anti-Corruption Laws” shall mean any applicable Law, statute, ordinance, or code in any part of the world related to combating bribery, corruption, including Laws adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and the UN Convention Against Corruption; the Foreign Corrupt Practices Act of 1977, as amended; and the UK Bribery Act 2010.

“Antitrust Laws” shall mean the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign, national or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, or foreign investments.

“Applicable Requirements” shall have the meaning set forth in Section 4.26(a).

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Evidence” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or Governmental Authorities in the State of Delaware are authorized or obligated by Law or executive order to close.

“Capitalization Date” shall have the meaning set forth in Section 4.2(a).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), “Division N—Additional Coronavirus Response and Relief” of the “Consolidated Appropriations Act, 2021” (H.R. 133) and any similar or successor legislation in any applicable jurisdiction, and any subsequent legislation, regulation, memorandum or executive order relating to COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020.

“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall mean (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and (b) each other employment agreement, bonus, stock option, stock purchase or other equity or equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, incentive, deferred compensation, severance, separation, termination, retention, change of control and other similar fringe, welfare or other employee benefit or compensation plans, programs, agreements, contracts, policies or arrangements (whether or not in writing), in each case, (i) which is sponsored, maintained or contributed to (or required to be sponsored, maintained or contributed to) by the Company or any of its Subsidiaries, including for the benefit of or relating to any current or former director or employee of the Company or its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries has or may have any liability or obligation (including on account of an ERISA Affiliate).

“Company Bylaws” shall have the meaning set forth in Section 4.1.

“Company Cash on Hand” shall mean all cash of the Company and its Subsidiaries.

“Company Charter” shall have the meaning set forth in Section 4.1.

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Custodial Account” shall have the meaning set forth in Section 4.26(a).

“Company Debt” shall have the meaning set forth in Section 6.11.

“Company Disclosure Documents” shall have the meaning set forth in Section 4.7.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Awards” shall mean, collectively, (i) Company Options and (ii) Company Stock Units.

“Company Equity Plan” shall mean, collectively, the Company’s 2015 Option Plan (but only to the extent any provisions therein govern any outstanding Company Benefit Plans) and the 2021 Incentive Plan, each as amended, restated, modified or otherwise supplemented from time to time.

“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan, as amended, restated, modified or otherwise supplemented from time to time.

“Company Impairment Effect” shall have the meaning set forth in Section 4.4(a).

“Company Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Company Material Adverse Effect” shall mean any condition, fact, occurrence, development, change, event, effect or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the assets, properties, liabilities, operations, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that conditions, facts, occurrences, developments, changes, events, effects or circumstances, to the extent they directly or indirectly relate to or result from the following, shall be excluded from the determination of Company Material Adverse Effect: (i) any condition, fact, occurrence, development, change, event, effect or circumstance generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP) and, to the extent relevant to the business of the Company and its Subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the financial, credit, banking or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its Subsidiaries conduct business; (iv) any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, sabotage, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19 or COVID Measures), or any escalation or worsening of any of the foregoing; (v) the execution, announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of Parent or any communication by Parent or its Subsidiaries regarding the plans or intentions of Parent with respect to the conduct of the business or the operations or strategy of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships (contractual or otherwise) with customers, suppliers, landlords, vendors, collaboration or joint venture partners, employees or regulators (provided, that the exceptions set forth in this clause (v) shall not apply in connection with any breach of any representation or warranty set forth in Section 4.4); (vi) any action taken that is expressly required by the terms of this Agreement or with the prior written consent or at the written direction of Parent or Acquisition Sub (provided, that the exceptions set forth in this clause (vi) shall not apply in connection with any breach of any representation or warranty set forth in Section 4.4); (vii) any changes in the market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); and (viii) any action taken prior to the date hereof expressly required by the terms of the Originator Carveout Agreement; provided, further, that in the case of clauses (i), (ii), (iii) and (iv), any such condition, fact, occurrence, development, change, event, effect or circumstance may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent (and only to the extent) such condition, fact, occurrence, development, change, event, effect or circumstance has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate.

“Company Material Contract” shall have the meaning set forth in Section 4.16(a).

“Company Mortgage Loan” shall have the meaning set forth in Section 4.26(a).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock issued under the Company Equity Plan or otherwise.

“Company Option Consideration” shall have the meaning set forth in Section 3.3(a).

“Company Permits” shall have the meaning set forth in Section 4.5(a).

“Company Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Company PSU” shall mean each performance stock unit granted pursuant to the Company Equity Plan or otherwise that vests on the basis of time and the achievement of performance targets and pursuant to which the holder of such performance stock unit has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such performance stock unit.

“Company PSU Consideration” shall have the meaning set forth in Section 3.3(c).

“Company Recommendation” shall have the meaning set forth in the Recitals.

“Company Related Escrow Account” shall have the meaning set forth in Section 4.26(e).

“Company Related Parties” shall have the meaning set forth in Section 8.3(b).

“Company RSU” shall mean each restricted stock unit granted pursuant to the Company Equity Plan or otherwise that vests solely on the basis of time and pursuant to which the holder of such restricted stock unit has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company RSU Consideration” shall have the meaning set forth in Section 3.3(b).

“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Company Securities” shall have the meaning set forth in Section 4.2(a).

“Company Stock Units” shall mean any of the Company RSUs and the Company PSUs.

“Company Systems” means all of the following to the extent used by or for, or otherwise relied on by, the Company or any of its Subsidiaries (whether owned by any of them or a Third Party): computers, computer systems, servers, hardware, software, firmware, middleware, websites, networks, co-location facilities and equipment, and all other information technology equipment, including any outsourced systems and processes (e.g., hosting locations).

“Competing Proposal” shall have the meaning set forth in Section 6.5(f)(i).

“Confidentiality Agreement” shall mean the confidentiality agreement dated August 23, 2022 between Nationstar Mortgage LLC and Home Point Financial Corporation (as may be amended, modified or supplemented from time to time), together with any joinders thereto.

“Consent” shall have the meaning set forth in Section 4.4(b).

“Continuation Period” shall have the meaning set forth in Section 6.9(a).

“Continuing Employees” shall have the meaning set forth in Section 6.9(a).

“Contract” shall mean any legally binding contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Converted Shares” shall have the meaning set forth in Section 3.1(a).

“COVID-19” shall mean SARS-CoV-2 and its disease commonly known as COVID-19, and any evolutions or additional strains, variations or mutations thereof or any related or associated epidemics, pandemic or disease outbreaks.

“COVID Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act.

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.6(a).

“Data” shall have the meaning set forth in the definition of “Process.”

“Data Security Requirement” shall have the meaning set forth in Section 4.14(d).

“Debt Payoff Amount” shall have the meaning set forth in Section 6.11.

“Depository Agent” shall have the meaning set forth in Section 3.2(a).

“DGCL” shall have the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in the Section 3.3(a)(ii).

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Enforcement Expenses” shall have the meaning set forth in Section 8.3(c).

“Environmental Laws” shall mean all Laws relating to pollution, public or worker health or safety or protection of the environment, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar state and local statutes, in effect prior to or as of the date hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean, for any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Excluded Shares” shall have the meaning set forth in Section 1.1(a).

“Existing D&O Insurance Policies” shall have the meaning set forth in Section 6.6(c).

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Offer Documents, the Schedule 14D-9 and all SEC and other regulatory filing fees incurred in connection with the Offer Documents, the Schedule 14D-9, the Offer, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority pursuant to any Antitrust Laws, engaging the services of the Paying Agent, any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“Expiration Date” shall have the meaning set forth in Section 1.1(c).

“Final Offering Period” shall have the meaning set forth in Section 3.3(d).

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, territorial, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency, instrumentality, court, tribunal or commission, or any subdivision, department or branch of any of the foregoing, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature.

“Hazardous Materials” shall mean all substances, materials or wastes as to which liability or standards of conduct are imposed pursuant to any Environmental Law due to their hazardous or deleterious effects, including all substances (i) defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or (ii) defined as hazardous substances, hazardous materials, pollutants, contaminants, toxic substances (or words of similar import) by or regulated as such under, any Environmental Law.

“HL” shall have the meaning set forth in Section 4.20.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Initial Expiration Date” shall have the meaning set forth in Section 1.1(c).

“Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Intervening Event” shall have the meaning set forth in Section 6.5(d).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean the actual knowledge, after reasonable inquiry of their respective direct reports, of any of the following officers and employees of the Company or Parent, as applicable: (i) for the Company: Willie Newman, Phil Shoemaker and Victor Yem; and (ii) for Parent: Jay Bray, Kurt Johnson and Ethan Elzen.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including common law), acts, statutes, codes, rules, ordinances, regulations, or Orders, promulgated by any Governmental Authority (or under the authority of NASDAQ or another stock exchange).

“Leased Real Property” shall have the meaning set forth in Section 4.17(b).

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

“Maximum Amount” shall have the meaning set forth in Section 6.6(c).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(a).

“Merger Litigation” shall have the meaning set forth in Section 6.3(a).

“Minimum Condition” shall have the meaning set forth in Exhibit A to this Agreement.

“Mortgage Agency” shall have the meaning set forth in Section 4.5(c).

“Mortgage Loan” shall have the meaning set forth in Section 4.5(c).

“MSR PSA” shall mean the Agreement for the Bulk Purchase and Sale of Mortgage Servicing Rights, dated as of the date hereof, by and between Nationstar Mortgage LLC and Home Point Financial Corporation.

“NASDAQ” shall mean The Nasdaq Stock Market.

“New Plans” shall have the meaning set forth in Section 6.9(c).

“Non-Material Licenses” shall have the meaning set forth in Section 4.16(a)(vii).

“Notice of Adverse Recommendation” shall have the meaning set forth in Section 6.5(d).

“Notice Period” shall have the meaning set forth in Section 6.5(d).

“Offer” shall have the meaning set forth in the Recitals.

“Offer Acceptance Time” shall have the meaning set forth in Section 1.1(i).

“Offer Commencement Date” shall mean the date on which Acquisition Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

“Offer Conditions” shall have the meaning set forth in Section 1.1(b).

“Offer Documents” shall have the meaning set forth in Section 1.1(e).

“Offer Price” shall have the meaning set forth in the Recitals.

“Offer to Purchase” shall have the meaning set forth in Section 1.1(b).

“Old Plans” shall have the meaning set forth in Section 6.9(c).

“Order” shall mean any decree, writ, ruling, award, judgment, injunction or other order by or with any Governmental Authority.

“Originator Carveout Agreement” shall mean the Asset Purchase Agreement by and between The Loan Store, Inc. and the Company, dated April 6, 2023.

“Owned Real Property” shall have the meaning set forth in Section 4.17(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Material Adverse Effect” shall mean any change, event, effect or circumstance which, individually or in the aggregate has prevented or materially delayed or materially impaired or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent to consummate the Merger, the Offer and the other transactions contemplated by this Agreement.

“Parent Organizational Documents” shall mean the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub.

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 3.2(a).

“Payoff Letter” shall have the meaning set forth in Section 6.11.

“Performance-Based Company Options” shall have the meaning set forth in Section 3.3(a)(ii).

“Permitted Lien” shall mean (a) any Lien for Taxes, utilities, landlords and other governmental charges not yet due and payable or that are being contested in good faith by any appropriate proceedings, for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents, (c) such Liens or other imperfections of title affecting real property, if any, that do not have a Company Material Adverse Effect, including (i) easements or claims of easements whether or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (ii) rights of parties in possession and (iii) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (d) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (e) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, suppliers’, cashiers’ and similar Liens incurred in the ordinary course of business or arising by operation of law or that are not otherwise material; (f) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof, (g) licenses or other grants of Intellectual Property Rights granted in the ordinary course of business, (h) covenants, conditions, restrictions, rights of way, servitudes, encroachments, permits and oil, gas, mineral and any mining reservations, rights, licenses and leases of public record that do not materially impair the value, occupancy or use of such real property, (i) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, Contracts, public or statutory obligations, and surety, stay, appeal, customs or performance bonds, in each case, arising in the ordinary course of business, (j) Liens resulting from securities Laws, (k) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar financing arrangements, and (l) Liens created by (or at the request of) Parent, Acquisition Sub or any of their respective Affiliates.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Information” means any data or other information that (i) identifies, relates to, or is reasonably capable of being associated or linked with, a particular individual, household, or device, including any personally identifiable data (e.g., name, address, phone number, email address, financial account number, payment card data, government issued identifier, health or medical information, account users names and passwords, cookies, IP addresses, and unique device identifiers), or (ii) is otherwise protected by, subject to, or defined as “personal information,” “personal data,” “personally identifiable information,” or “protected health information” under, any applicable Law.

“Principal Stockholders” shall mean Trident VI, L.P., Trident VI Parallel Fund, L.P., Trident VI DE Parallel Fund, L.P. and Trident VI Professionals Fund, L.P.

“Process” (or “Processing” or “Processed”) means any (i) operation or set of operations which is performed on any data, databases, or collections of data (collectively, “Data”) or information or on sets of Data or information, or (ii) access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, enhancement, aggregation, destruction, or disposal of any Data or information or collections thereof, or set thereof, or any Company System.

“PSA Servicing Rights” shall have the meaning set forth in MSR PSA.

“Regulatory Agencies” shall have the meaning set forth in Section 4.5(d).

“Release” shall mean any actual or threatened release, spill, emission, discharge, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Representatives” shall mean, as to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, advisors, consultants, representatives and controlling Persons and any representatives of the foregoing.

“Sanctioned Country” shall mean a country or territory which is the subject of or target of any comprehensive sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” shall mean a Person (i) listed on any sanctions-related list of designated Persons maintained by a relevant Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries conduct business, (ii) greater than 50% owned by one or more Persons described in clause (i) above as relevant under applicable Sanctions and Export Control Laws, or (iii) located, organized, or resident in a Sanctioned Country.

“Sanctions and Export Control Laws” shall mean any applicable Law in any jurisdiction in which the Company or its Subsidiaries conduct business related to (i) export controls, including the U.S. Export Administration Regulations and the International Traffic in Arms Regulations or (ii) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State and Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 14D-9” shall have the meaning set forth in Section 1.2(a).

“SEC” shall mean the Securities and Exchange Commission.

“Section 16 Officer” shall mean an “officer” of the Company as defined in the rules promulgated under Section 16 of the Exchange Act.

“Secretary” shall have the meaning set forth in Section 2.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Incident” means actions that result in an actual, suspected, alleged or potentially likely cyber or security incident that could have an adverse effect on a system (including Company Systems) or any sensitive information (including any Processed, stored, or transmitted thereby or contained therein), including an occurrence that actually or potentially likely jeopardizes the confidentiality, integrity, or availability of a system or any sensitive information. A Security Incident includes incidents of security breaches or intrusions, or denial of service, or any unauthorized Processing of any Company Systems, Data, or Personal Information, or any loss, distribution, compromise or unauthorized disclosure of any of the foregoing.

“Servicing Agreement” shall have the meaning set forth in Section 4.5(c).

“Servicing Rights” shall have the meaning set forth in Section 4.26(a).

“Shares” shall have the meaning set forth in the Recitals.

“SPC Portfolio Company” means any portfolio company (as such term is commonly understood in the private equity industry) of the Principal Stockholders or of any other investment fund managed or advised by Stone Point Capital LLC or its Affiliates.

“Special Bonus Agreements” means the agreements underlying the Special Bonuses (as defined in Section 3.12(a) of the Company Disclosure Letter).

“Stockholder List Date” shall have the meaning set forth in Section 1.2(b).

“Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.5(f)(ii).

“Support Agreement” shall have the meaning set forth in the Recitals.

“Surviving Corporation” shall have the meaning set forth in the Recitals.

“Tail Coverage” shall have the meaning set forth in Section 6.6(c).

“Takeover Law” shall have the meaning set forth in Section 4.23.

“Tax” or “Taxes” shall mean any and all federal, provincial, territorial, state, municipal, local, domestic, or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties, additions to tax, and additional amounts imposed with respect thereto) imposed by any Governmental Authority or domestic or foreign taxing authority (whether computed on a separate, consolidated, unitary, or combined basis, or in any other manner), including taxes or other charges on or with respect to income, net income, gross income, franchises, windfall or other profits, gross receipts, premiums, property, sales, use, rent, production, recapture, severance, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, transfer gains, value added, occupation, privilege, environmental, alternative, add-on minimum, estimated, disability or gains taxes; license, recording, registration, and documentation charges and fees, customs duties, tariffs; and other obligations of the same or of a similar nature to any of the foregoing.

“Tax Returns” shall mean returns, reports, declarations, estimates, election, certificates, filings, and information statements, including any schedule or attachment thereto and any amendments thereof, with respect to Taxes filed or required to be filed with the IRS or any other Taxing Authority, including any claim for refund or amended return.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration, regulation, collection, assessment, determination, or other imposition of any Tax.

“Termination Condition” shall have the meaning set forth in Exhibit A to this Agreement.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall mean an amount equal to $9,720,000.

“Third Party” shall mean any Person or group other than Parent, Acquisition Sub and their respective Affiliates.

“Trade Controls” shall have the meaning set forth in Section 4.24(a).

“Transaction Litigation” shall mean any Action commenced or threatened against a Party or any of its Subsidiaries or Affiliates (or their respective directors, members, managers, partners or officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the transactions contemplated by this Agreement, other than any Action that is (i) solely among all or some of the Parties and (ii) related to this Agreement or the transactions contemplated hereby.

“Treasury Regulations” shall mean the income tax regulations promulgated under the Code.

“VDR” shall have the meaning set forth in Section 4.27(a).

Exhibit A

Conditions to the Offer

The obligation of Acquisition Sub to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (j) below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Acquisition Sub shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Agreement, may terminate the Offer: (i) upon termination of the Agreement in accordance with its terms; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c) of the Agreement), if: (A) the Minimum Condition and the Termination Condition shall not be satisfied by 5:00 p.m. Eastern Time on the Expiration Date; or (B) any of the additional conditions set forth below shall not be satisfied or waived in writing by Parent:

(a)            there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its Affiliates, represent at least one more Share than 50% of the sum of (x) the total number of Shares outstanding at the time of the expiration of the Offer, plus (y) the total number of Shares that the Company would be required to issue upon conversion, settlement, exchange or exercise of all options, warrants, rights or securities outstanding at the time of the expiration of the Offer that are convertible, exchangeable or exercisable into Shares (whether then outstanding or for which the conversion, settlement, exchange or exercise date has already occurred, but in any event without duplication) (the “Minimum Condition”); provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the Parties shall exclude Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL);

(b)            each of the representations and warranties of the Company contained in this Agreement, without giving effect to any materiality or “Company Material Adverse Effect” or similar qualifications therein, shall be true and correct as of the Offer Acceptance Time, except for such failures to be true and correct as would not, individually or in the aggregate, have a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); provided, however, that the representations and warranties contained in (i) Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.3 (Authority Relative to Agreement), Section 4.20 (Brokers), Section 4.21 (Opinion of Financial Advisor) and Section 4.23 (Takeover Statutes) without giving effect to any “materiality” or “Company Material Adverse Effect” or similar qualifications therein, shall be required to be true and correct in all material respects as of the Offer Acceptance Time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) Section 4.2(a) (Capitalization), Section 4.2(d)(ii) (on an aggregate basis and not with respect to any individual Company Equity Award) and Section 4.2(d)(iii) (on an aggregate basis and not with respect to any individual Company Equity Award) shall be required to be true and correct in all respects as of the Offer Acceptance Time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) other than for inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company and (iii) Section 4.9(ii) (Absence of Certain Changes) shall be required to be true and correct in all respects as of the Offer Acceptance Time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

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(c)            from the date of this Agreement until the Offer Acceptance Time, no Company Material Adverse Effect shall have occurred;

(d)            the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Offer Acceptance Time;

(e)            any waiting period (or any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement, including the Offer, under the HSR Act shall have expired or been terminated or early termination thereof shall have been granted, and there shall not be in effect any voluntary agreement with a Governmental Authority not to consummate the Offer or the Merger;

(f)            the consents set forth on Section A(f)(i) of the Company Disclosure Letter shall have been obtained and the notices set forth on Section A(f)(ii) of the Company Disclosure Letter shall have been made;

(g)            the Company shall have delivered a certificate to Parent, dated as of the date of the Offer Acceptance Time and duly executed by a senior executive officer (or similar authorized person) of the Company, certifying to the effect that the conditions set forth in clauses (b), (c) and (d) of this Exhibit A have been satisfied;

(h)            no Governmental Authority of competent jurisdiction in any jurisdiction in which the Company, Parent or any of their respective Affiliates have any business operations shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger;

(i)            the purchase and sale of the PSA Servicing Rights pursuant to and in accordance with the MSR PSA shall have been consummated at least two (2) Business Days prior to the Expiration Date; and

(j)            the Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

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The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and (except for the Minimum Condition and the Termination Condition) may be waived by Parent and Acquisition Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Acquisition Sub.

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